UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Copano Energy, L.L.C.

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COPANO ENERGY, L.L.C.
2727 Allen Parkway, Suite 1200
Houston, Texas 77019

NOTICE OF ANNUAL MEETING OF UNITHOLDERS
TO BE HELD ON MAY 18, 2011

Dear Unitholder:

You are cordially invited to attend the 2011 Annual Meeting of Unitholders of Copano Energy, L.L.C., a Delaware limited liability company (“Copano”), which will be held on Wednesday, May 18, 2011, at 9:00 a.m., Central Daylight Time, at 2777 Allen Parkway, The Riviana Banquet Room, Houston, Texas 77019. The annual meeting will be held for the following purposes:

1.	To elect eight directors to Copano’s Board of Directors to serve until our 2012 Annual Meeting of Unitholders;

2.	To ratify the appointment of Deloitte & Touche LLP as Copano’s independent registered public accounting firm for the fiscal year ending December 31, 2011;

3.	To approve amendments to Copano’s Amended and Restated Long-Term Incentive Plan to:

A.	increase the number of common units authorized for delivery under the plan from 5,000,000 to 6,200,000; and

B.	extend the term of the plan from November 15, 2014 to November 15, 2019;

4.	To approve, on an advisory basis, Copano’s compensation philosophy, policies and procedures as described in the Compensation Discussion and Analysis, and the compensation of Copano’s named executive officers as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the compensation tables;

5.	To approve, on an advisory basis, the frequency with which Copano unitholders will be provided an opportunity to approve Copano’s compensation philosophy, policies and procedures as described in the Compensation Discussion and Analysis, and the compensation of Copano’s named executive officers as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the compensation tables; and

6.	To transact such other business as may properly come before the annual meeting and any adjournments or postponements of the meeting.

Additional information regarding the annual meeting is set forth in the attached proxy statement.

Only holders of record of our common units and our Series A convertible preferred units at the close of business on March 31, 2011 are entitled to receive notice of and to vote at the annual meeting or any adjournment or postponement thereof. A list of our unitholders will be available for examination at the annual meeting and at Copano’s Houston office at least ten days prior to the annual meeting.

By Order of the Board of Directors,

Douglas L. Lawing
Executive Vice President, General Counsel and Secretary

Houston, Texas
April 8, 2011

YOUR VOTE IS IMPORTANT.  WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE CAST YOUR VOTE PROMPTLY. YOU MAY SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PAID RETURN ENVELOPE PROVIDED, OR YOU MAY VOTE BY USING THE TELEPHONE OR INTERNET VOTING PROCEDURES DESCRIBED ON THE PROXY CARD. IF YOU ATTEND THE MEETING AND SO DESIRE, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

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COPANO ENERGY, L.L.C.
2727 Allen Parkway, Suite 1200
Houston, Texas 77019

PROXY STATEMENT

Annual Meeting of Unitholders
to be Held on Wednesday, May 18, 2011

This proxy statement, which was first mailed to our unitholders on or about April 8, 2011, is being furnished to you in connection with the solicitation of proxies by and on behalf of the Board of Directors of Copano Energy, L.L.C., for use at our 2011 Annual Meeting of Unitholders, or annual meeting, and at any adjournment or postponement of the meeting. The annual meeting will be held on Wednesday, May 18, 2011, at 9:00 a.m., Central Daylight Time, at 2777 Allen Parkway, The Riviana Banquet Room, Houston, Texas 77019. Only holders of record of our common units and our Series A convertible preferred units at the close of business on March 31, 2011, or the record date, were entitled to notice of, and are entitled to vote at, the annual meeting and any adjournment or postponement, unless such adjournment or postponement is for more than 45 days, in which event we will set a new record date. Unless the context requires otherwise, the terms “Copano,” “our,” “our company,” “we,” “us” and similar terms refer to Copano Energy, L.L.C., together with its consolidated subsidiaries.

Proposals

At the annual meeting, we will ask unitholders to consider and act upon proposals to: (i) elect eight directors to serve until our 2012 Annual Meeting of Unitholders, (ii) ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011, (iii) approve amendments to our Amended and Restated Long-Term Incentive Plan, or LTIP, to (a) increase the number of common units authorized for delivery under the plan from 5,000,000 to 6,200,000, and (b) extend the term of the plan from November 15, 2014 to November 15, 2019, (iv) approve, on an advisory basis, the compensation of our executive officers as described in the Compensation Discussion and Analysis, or CD&A, section of this proxy statement, (v) approve, on an advisory basis, the frequency of unitholder votes on executive compensation, and (vi) transact such other business as may properly come before the meeting.

Outstanding Units on Record Date; Quorum

As of the record date, 66,040,817 common units and 10,849,826 Series A convertible preferred units, or preferred units, were outstanding and each unit entitles the holder to one vote at the annual meeting. The holders of a majority, or 33,020,409, of the aggregate of our common and preferred units outstanding as of the record date must be present in person or represented by proxy at the meeting to constitute a quorum. A properly executed proxy submitted without instructions will be voted in accordance with the Board’s recommendation for each of the proposals, unless it has been properly revoked. A properly executed proxy marked “WITHHOLD” or “ABSTAIN” will not be voted, although it will be counted for purposes of determining the presence of a quorum. Abstentions and broker non-votes will count as present for purposes of establishing a quorum, but will not be counted in the total votes cast on the proposals.

Important Voting Information

If your common units are held in the name of a bank or broker, please note that banks and brokers may no longer use discretionary authority to vote common units on the election of directors if they have not received instructions from their clients. Your vote is important. Please communicate your voting decisions to your bank or broker before the date of the annual meeting so that your vote can be counted.

How to Vote

You may vote by completing, dating and signing the enclosed proxy card and returning it promptly in the envelope provided, or by using the telephone or internet voting procedures described on the proxy card. You may also attend the annual meeting and vote in person. Even if you plan to attend the annual meeting, we urge you to cast your vote by promptly returning your completed proxy or by using the telephone or internet voting procedures.

If you plan to attend the annual meeting and wish to vote in person, we will give you a ballot at the meeting. However, if your units are held in the name of a bank or broker and you wish to vote in person, you must obtain from the brokerage firm an account statement, letter or other evidence satisfactory to us of your beneficial ownership of the units. Whichever method of voting you choose, please do so as soon as possible to ensure that your vote is represented at the annual meeting.

Revoking Your Proxy

You may revoke your proxy before it is voted at the annual meeting: (i) by delivering, before or at the annual meeting, a new proxy with a later date, (ii) by delivering, on or before the business day prior to the annual meeting, a notice of revocation to our Corporate Secretary at the address set forth in the notice of the annual meeting, (iii) by attending the annual meeting in person and voting (although your attendance at the annual meeting, without actually voting, will not by itself revoke a previously granted proxy) or (iv) if you have instructed a broker to vote your units, by following the directions your broker provides you regarding changes to your instructions.

Internet Availability of Proxy Materials

Unitholders can access electronic copies of the proxy materials for our annual meeting by visiting www.cpnoproxy.com.

Questions About the Annual Meeting

If you have any questions about the annual meeting, please contact D.F. King & Co., Inc., our proxy solicitor, at 48 Wall Street, New York, New York 10005. Banks and brokerage firms, please call (212) 269-5550. Unitholders, please call (888)-869-7406.

PROPOSAL ONE — ELECTION OF DIRECTORS

At the annual meeting, unitholders will consider and act upon a proposal to elect eight directors to our Board of Directors to serve until our 2012 Annual Meeting of Unitholders. All eight of our current Board members have been nominated to stand for re-election. We encourage our director nominees to attend our annual meetings to provide an opportunity for unitholders to communicate with them directly about issues affecting our company. We anticipate that all director nominees will attend.

Each of the nominees has consented to serve as a director if so elected. Each nominee who is elected to our Board will serve until his term expires and his successor has been duly elected and qualified or until his earlier death, resignation or removal. The persons named as proxies in the accompanying proxy card, who have been designated by our Board, intend to vote FOR the election of the director nominees unless otherwise instructed by a unitholder in a proxy card. If any of the director nominees becomes unable for any reason to stand for election, the persons named as proxies in the accompanying proxy card will vote for the election of such other person or persons as our Board may recommend and propose to replace such nominee or nominees.

Director Nominee Qualifications

Several of our nominees are current or former chief executive, chief financial or chief operating officers or directors of other public companies, and all have experience in the energy industry. As such, they have a deep understanding of, and extensive experience in, many of the areas that we believe are of critical importance to our company’s proper operation and success. In developing its recommendations, the Nominating and Governance Committee considered the nominees’ respective executive or board experience, midstream or upstream energy industry expertise, and experience with financial statement preparation, operations, marketing, regulatory compliance, financial markets, mergers and acquisitions and legal matters. As required in its charter and in our corporate governance guidelines, the committee also considered diversity and the current mix of talent and experience on the Board. Except for Mr. Northcutt, who was elected to our Board in connection with his election as our Chief Executive Officer in November 2009, and Mr. MacDougall, who was elected to our Board in July 2010 pursuant to a director designation agreement between us and our preferred unitholder, all of our directors have served on our Board since 2004. When conducting searches for new directors, our Nominating and Governance Committee intends to take every reasonable step to ensure that diverse candidates are included in the pool from which nominees are selected. Below are biographies highlighting the particular skills, qualifications and experience of each nominee that support the conclusion of the Nominating and Governance Committee that the nominees are well-qualified to serve on our Board of Directors.

		Director
Name	Age	Since

James G. Crump	70	2004
Ernie L. Danner	56	2004
Scott A. Griffiths	56	2004
Michael L. Johnson	60	2004
Michael G. MacDougall	40	2010
R. Bruce Northcutt(1)	51	2009
T. William Porter	69	2004
William L. Thacker(2)	65	2004

(1)	President and Chief Executive Officer

(2)	Chairman of the Board

James G. Crump joined our Board of Directors upon completion of our initial public offering in November 2004. Mr. Crump is Chairman of the Audit Committee and a member of the Conflicts Committee. He is also a member of the board of directors of Exterran GP, LLC, the general partner of the general partner of Exterran Partners, L.P. Mr. Crump began his career at Price Waterhouse in 1962 and became a partner in 1974. From 1977 until the merger of Price Waterhouse and Coopers & Lybrand in 1998, Mr. Crump held numerous management and leadership roles. From 1998 until his retirement in 2001, Mr. Crump served as Global Energy and Mining Cluster

Leader, a member of the U.S. Management Committee and the Global Management Committee and as Houston Office Managing Partner of PricewaterhouseCoopers. Mr. Crump holds a B.A. in Accounting from Lamar University.

We believe that Mr. Crump’s expertise with accounting principles and financial reporting regulations, evaluating financial results and generally overseeing the financial reporting processes of a public company, both from an independent auditor’s perspective and as a public company director, make him a valuable asset to our Board.

Ernie L. Danner joined our Board of Directors upon completion of our initial public offering in November 2004. Mr. Danner is Chairman of the Conflicts Committee and a member of the Audit Committee. Mr. Danner currently serves as President and Chief Executive Officer and as a director of Exterran Holdings, Inc. He also serves as President, Chief Executive Officer and as a director of Exterran GP, LLC. Mr. Danner joined Universal Compression Holdings, Inc. in 1998 as its Chief Financial Officer and served in various positions of increasing responsibility, including Chief Operating Officer, beginning in July 2006 through August 2007, when Universal Compression Holdings, Inc. merged with Hanover Compressor Company to form Exterran Holdings, Inc. Mr. Danner holds a B.A. and an M.A. in Accounting from Rice University.

We believe that Mr. Danner’s extensive executive experience demonstrates his leadership capability and business acumen and enables him to contribute valuable insight regarding complex financial, operational and strategic issues in our industry.

Scott A. Griffiths joined our Board of Directors in December 2004. Mr. Griffiths is Chairman of the Compensation Committee and a member of the Nominating and Governance Committee. He is also a member of the board of directors of Energy Partners, Ltd. Mr. Griffiths served as Senior Vice President and Chief Operating Officer of Hydro Gulf of Mexico, LLC from December 2005 to December 2006. From 2003 through December 2005, Mr. Griffiths served as Executive Vice President and Chief Operating Officer of Spinnaker Exploration Company. From 2002 to 2003, Mr. Griffiths served as Senior Vice President, Worldwide Exploration for Ocean Energy, Inc. Mr. Griffiths joined Ocean following the 1999 merger of Ocean and Seagull Energy Corporation, where he served as Vice President, Domestic Exploration. He holds a B.S. in Geology from the University of New Mexico and an M.A. in Geology from Indiana University.

Mr. Griffiths is an experienced operational leader with extensive upstream industry expertise, which contributes valuable perspective to our Board.

Michael L. Johnson joined our Board of Directors in December 2004. Mr. Johnson is a member of the Audit Committee and the Conflicts Committee. Mr. Johnson began his career in 1975 with Conoco Inc. and most recently served as Chairman and Chief Executive Officer of Conoco Gas and Power from 1997 until his retirement in 2002. Mr. Johnson holds a B.S. in Geology from New Mexico State University, an M.A. in Geochemistry from Rice University and an M.S. in Management, Sloan Fellow, from the Alfred P. Sloan School of Business, Massachusetts Institute of Technology.

Mr. Johnson’s operational expertise in both the midstream and upstream industries, combined with his executive experience, enables him to provide our Board with valuable insight on operational and strategic matters.

Michael G. MacDougall joined our Board of Directors in July 2010. Mr. MacDougall is a partner of TPG Capital, L.P. and leads the firm’s global energy and natural resources investing practice. Prior to joining TPG Capital in 2002, Mr. MacDougall was a vice president in the principal investment area of the Merchant Banking Division of Goldman, Sachs & Co., where he focused on private equity and mezzanine investments. He is a director of Energy Future Holdings Corp. (formerly TXU Corp.), Graphic Packaging Holding Company, Kraton Performance Polymers, Inc. and a director of the general partner of Valerus Compression Services, L.P. Mr. MacDougall received his B.B.A., with highest honors, from The University of Texas at Austin and received his M.B.A., with distinction, from Harvard Business School.

Upon closing of our sale of preferred units to TPG Copenhagen, L.P., or TPG, an affiliate of TPG Capital, we entered into a director designation agreement giving TPG the right to designate a member of our Board. TPG selected Mr. MacDougall as its director designee. We are required, pursuant to the terms of the director designation agreement, to nominate Mr. MacDougall for re-election to the Board at each annual meeting of unitholders unless TPG’s ownership of Copano securities falls below specified levels or certain other specified resignation events occur.

Mr. MacDougall’s extensive transactional and investment banking experience, his experience as a private equity investor and his experience as a director of other public companies enable Mr. MacDougall to provide valuable insight regarding complex financial and strategic issues in our industry.

R. Bruce Northcutt joined our Board of Directors in November 2009. Mr. Northcutt has served as our President and Chief Executive Officer since November 2009 and was our President and Chief Operating Officer from April 2003 until November 2009. Mr. Northcutt served as President of El Paso Global Networks Company from November 2001 until April 2003; Managing Director of El Paso Global Networks Company from April 1999 until November 2001 and Vice President, Business Development, of El Paso Gas Services Company from January 1998 until April 1999. From 1988 until 1998, Mr. Northcutt held various levels of responsibility within several business units of El Paso Energy and its predecessor, Tenneco Energy, including supervision of pipeline supply and marketing as well as regulatory functions. He began his career with Tenneco Oil Exploration and Production in 1982, working in the areas of drilling and production engineering. Mr. Northcutt holds a Bachelor of Science degree in Petroleum Engineering from Texas Tech University and is a Registered Professional Engineer in the State of Texas.

Mr. Northcutt brings nearly 30 years of energy industry experience to his roles as director and leader of our management team, and he is well positioned to provide critical insight and guidance to the Board from the perspective of our daily operations.

T. William Porter joined our Board of Directors upon completion of our initial public offering in November 2004. Mr. Porter is Chairman of the Nominating and Governance Committee and a member of the Compensation Committee. Mr. Porter is Chairman Emeritus and a retired partner of Porter & Hedges, L.L.P., a Houston law firm formed in 1981. He was a partner of that firm from its founding until his retirement in December 2009 and also served as Chairman of that firm for the ten years prior to his retirement. He also serves on the board of directors of Helix Energy Solutions Group, Inc. Mr. Porter holds a Bachelor of Business Administration degree in Finance from Southern Methodist University and Bachelor of Law degree from Duke University.

Mr. Porter’s 44 years of legal practice, his leadership role within his own profession and his extensive experience advising companies in the energy industry on corporate and securities law matters enable him to provide valuable knowledge and perspective to our Board.

William L. Thacker was elected Chairman of the Board in November 2009 and has served on our Board of Directors since our initial public offering in November 2004. He is a member of the Compensation and Nominating and Governance Committees. Mr. Thacker is a member of the board of directors of Kayne Anderson Energy Development Company, Kayne Anderson Midstream/Energy Fund and GenOn Energy, Inc. Mr. Thacker joined Texas Eastern Products Pipeline Company (the general partner of TEPPCO Partners, L.P.) in September 1992 as President, Chief Operating Officer and director. He was elected Chief Executive Officer in January 1994. In March 1997, he was named to the additional position of Chairman of the Board, which he held until his retirement in May 2002. Prior to joining Texas Eastern, Mr. Thacker was President of Unocal Pipeline Company from 1986 until 1992. Mr. Thacker is past Chairman of the Executive Committee of the Association of Oil Pipelines, has served as a member of the board of directors of the American Petroleum Institute, and has actively participated in many energy-related organizations during his 35-year career in the energy industry. Mr. Thacker holds a Bachelor of Mechanical Engineering degree from the Georgia Institute of Technology and a Masters of Business Administration degree from Lamar University.

Mr. Thacker’s extensive management experience in the energy industry, including in executive and board leadership positions, provides him with financial knowledge, business acumen and leadership capabilities that make him well-suited to serve as our Chairman.

Cumulative Voting

Our limited liability company agreement provides for “cumulative voting” in the election of directors. This means that a unitholder will be entitled to a number of votes equal to the number of units that such unitholder is entitled to vote at the annual meeting multiplied by the number of directors to be elected at the annual meeting. A unitholder may (i) cast all such votes for a single director, (ii) distribute them evenly among the number of directors to be voted for at the annual meeting, or (iii) distribute them among any two or more directors to be voted for at the annual meeting. For example, because there are eight director nominees, if you own 100 units you will be entitled to cast 800 votes in the manner set forth in the preceding sentence. Cumulative voting permits a unitholder to concentrate his or her votes on fewer nominees, thereby allowing the unitholder potentially to have a greater impact on the outcome of the election with respect to one or more nominees. A unitholder holding a sufficient number of units may have the ability to elect one or more nominees to the Board of Directors without the support of other unitholders.

With respect to the annual meeting, we have eight nominees and eight available board seats. Each properly executed proxy received in time for the annual meeting will be voted as specified therein. The eight nominees receiving the most votes cast at the annual meeting will be elected to the Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT UNITHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE EIGHT NOMINEES FOR DIRECTOR.

CORPORATE GOVERNANCE

Our business affairs are managed under the direction of our Board of Directors in accordance with the laws of the State of Delaware and our limited liability company agreement. Our Board has adopted corporate governance guidelines to assist in the exercise of its responsibility to provide effective governance over our affairs for the benefit of our unitholders. In addition, our Board has adopted our code of business conduct and ethics, which sets forth legal and ethical standards of conduct for all our directors, officers, employees and other personnel.

Director Independence

Our corporate governance guidelines require that at least a majority of our directors must qualify as “independent” under the listing standards of The NASDAQ Stock Market, or NASDAQ. To qualify as independent, a director must meet objective criteria set forth in the NASDAQ rules, and the Nominating and Governance Committee of our Board must also make a subjective determination that the director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) that would interfere with his exercise of independent judgment in carrying out his responsibilities as a director. In conducting its review of director independence, our Nominating and Governance Committee reviewed the direct or indirect business relationships between each non-executive director (including his or her immediate family) and our company, as well as each non-executive director’s relationships with charitable organizations.

The Nominating and Governance Committee has determined that Messrs. Crump, Danner, Griffiths, Johnson, Porter and Thacker qualify as “independent” in accordance with NASDAQ listing standards. The Nominating and Governance Committee did not make an independence determination with respect to Mr. MacDougall. Mr. Northcutt is not independent by virtue of his role as President and Chief Executive Officer of our company. During the Nominating and Governance Committee’s most recent review of independence of the nominees, the committee considered the following relationships and determined that these relationships would not interfere with the independent judgment of the Board members involved:

•	Mr. Thacker is a member of the board of directors of Kayne Anderson Energy Development Company (“KED”) and the Kayne Anderson Midstream/Energy Fund (“KMF”), both of which are investment companies that invest in private and publicly traded energy companies. The main functions of the boards of KED and KMF are to approve valuations of their investments in private companies, their distribution policies and Securities and Exchange Commission (“SEC”) reports. KED’s investment decisions are made by its investment advisor, KA Fund Advisors, LLC (“KA Fund Advisors”).

KED, KMF and KA Fund Advisors are subsidiaries of Kayne Anderson Capital Advisors, L.P. (“Kayne Anderson”), a registered investment advisor. Kayne Anderson beneficially owns approximately 7.31% (based on its most recent Schedule 13G filing) of our common units through various investment partnerships, a registered investment company and institutional accounts.

•	Mr. Danner and Mr. Crump are members of the board of directors of Exterran GP, LLC (“Exterran GP”), the general partner of the general partner of Exterran Partners, L.P., and Mr. Crump serves as chairman of Exterran GP’s audit and conflicts committees and also serves on its compensation committee. Mr. Danner also serves as President and Chief Executive Officer of Exterran GP. Additionally, Mr. Danner is President and Chief Executive Officer and is a member of the board of directors of Exterran Holdings, Inc. (“Exterran”), the parent company of Exterran GP and other operating subsidiaries with whom we conduct business.

Certain subsidiaries of Exterran (including subsidiaries of Exterran GP) provided goods and services relating to natural gas compression to our operating subsidiaries or affiliates during 2010. Total payments for these goods and services equaled less than 1% of Exterran’s consolidated revenue for 2010.

In addition, the Nominating and Governance Committee has determined that each member of the Audit Committee qualifies as “independent” under enhanced independence standards established by the SEC for members of audit committees. The Board has also designated Mr. Crump as the “audit committee financial expert” based on its finding that Mr. Crump’s experience and understanding with respect to certain accounting and auditing matters meet the SEC criteria for an “audit committee financial expert.” Designation of one member of our audit committee as an “audit committee financial expert” is a requirement of the SEC; it does not impose on

Mr. Crump any duties, obligations or liability that are greater than those generally imposed on him as a member of the Audit Committee and the Board of Directors, nor does it affect the duties, obligations or liability of any other member of the Audit Committee or the Board.

Board Leadership Structure and Role in Risk Oversight

Board Leadership

Under our limited liability company agreement and corporate governance guidelines, our Board has discretion to combine or separate the positions of Chairman and Chief Executive Officer based on its determination of the best leadership structure for our company. In 2009, our Board separated the positions of Chairman and Chief Executive Officer in recognition of the substantial time, effort, and energy required to serve in each role. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business and our Chairman to focus on leadership of the Board in its fundamental role of advising management and providing independent oversight.

Meetings of Our Board of Directors; Executive Sessions

Our Board of Directors holds regular meetings and special meetings from time to time as may be necessary. During the period from January 1 through December 31, 2010, our Board of Directors held 17 meetings. The standing committees of our Board of Directors held an aggregate of 24 meetings during this period. Each director attended at least 75% of the aggregate number of meetings of the Board and committees on which he served, except for Mr. MacDougall, who attended 60% of the five meetings held since his election to our Board in July 2010.

Our corporate governance guidelines provide that our independent directors will meet in executive session at least quarterly, or more frequently if necessary. The Chairman of our Board develops the agendas for executive sessions of the independent directors.

Board Committees

Our Board of Directors currently has, and appoints the members of, standing audit, compensation, conflicts, and nominating and governance committees. These committees are composed solely of independent directors in accordance with applicable NASDAQ listing standards and SEC rules. The Board has adopted a written charter for each committee, which sets forth the committee’s purposes, responsibilities and authority. Each committee reviews and assesses on an annual basis the adequacy of its charter and recommends any proposed modifications to the Board for its approval. The following are brief descriptions of the functions and operations of our Board committees.

Audit Committee.  The Audit Committee assists our Board of Directors in its general oversight of our financial reporting, internal audit, internal controls and audit functions, and is directly responsible for the appointment, retention, compensation and oversight of the work of our independent registered public accounting firm. In 2010, the Audit Committee held seven meetings. The Audit Committee has three members: Mr. Crump (Chairman), Mr. Danner and Mr. Johnson.

Compensation Committee.  The Compensation Committee’s primary responsibilities are to (i) approve compensation arrangements for officers of our company and for our Board members, including salaries and bonuses and other compensation for executive officers of our company, (ii) approve any compensation plans in which officers and directors of our company are eligible to participate, and to administer such plans, including the granting of equity awards or other benefits under any such plans, (iii) exercise general oversight of the company’s overall compensation structure, practices and programs and (iv) review and discuss with our management the CD&A and related disclosure to be included in our annual proxy statement. For a discussion of the roles of executive officers and compensation consultants in determining or recommending compensation, please read “Compensation Discussion and Analysis — The Compensation-Setting Process.”

In 2010, the Compensation Committee held six meetings. The Compensation Committee consists of: Mr. Griffiths (Chairman), Mr. Porter and Mr. Thacker. All Compensation Committee members are “non-employee directors” as defined by Rule 16b-3 under the Securities Exchange Act of 1934, or the “Exchange Act.”

Conflicts Committee.  The Conflicts Committee reviews, at the Board’s request, specific matters that the Board believes may involve conflicts of interest between our Board members or their affiliates and our company. Any matters approved by the Conflicts Committee will be permitted and deemed approved by all unitholders and will not constitute a breach of our limited liability company agreement or of any duty stated or implied by law or equity, including any fiduciary duty.

In addition to conflicts involving Board members, the Conflicts Committee is responsible for investigating, reviewing and acting on other matters where a conflict of interest arises. The committee’s charter sets forth the Conflicts Committee’s policy and procedures for review, approval and ratification of transactions involving our company and “related persons” (directors, director nominees, executive officers or their immediate family members, or unitholders owning five percent or greater of our company’s outstanding voting securities). The charter covers any related-person transaction that meets the minimum threshold for disclosure in the proxy statement under the relevant SEC rules (generally, transactions with our company involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest). The charter states that, in determining whether to approve or ratify a conflict-of-interest transaction, including a related-person transaction, the Conflicts Committee shall consider whether the transaction is (i) on terms no less favorable to us than those generally being provided to or available from unrelated third parties, or (ii) fair and reasonable to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us).

Currently, our only transactions with related persons (other than in their capacity as our employees) are those described under “Certain Relationships and Related Transactions.” To the extent agreements underlying these transactions existed before our November 2004 initial public offering (“Pre-IPO Agreements”), they were not reviewed and approved by the Conflicts Committee. However, we determined at the time that each of the Pre-IPO Agreements was on terms no less favorable than could be obtained with a third party, and at the closing of our initial public offering, our unitholders approved the conflicts of interest involved. In addition, the Conflicts Committee monitors transactions occurring under the Pre-IPO Agreements as described in “Certain Relationships and Related Transactions.” Since our initial public offering, the Conflicts Committee has reviewed and approved any modifications to Pre-IPO Agreements, as well as any new agreements with related persons, in accordance with the procedures described above.

In 2010, the Conflicts Committee held four meetings. The Conflicts Committee consists of three directors: Mr. Danner (Chairman), Mr. Crump and Mr. Johnson.

Nominating and Governance Committee.  The Nominating and Governance Committee’s primary responsibilities are (i) to recruit and recommend candidates for election to the Board and for committee appointments, (ii) to review the qualifications of officer candidates for our company and recommend officer nominees for such positions to the Board, (iii) to develop and recommend corporate governance guidelines to the Board of Directors, and to assist the Board in implementing such guidelines, (iv) to lead the Board in its annual review of the performance of our Board and its committees, (v) to make annual determinations as to the independence of director nominees under applicable NASDAQ and SEC rules and (vi) to develop and monitor our succession plan.

Although the Nominating and Governance Committee has no specific minimum qualifications for director nominees, the Committee evaluates each nominee based upon consideration of a nominee’s independence and diversity, skills and experience in the context of the needs of the Board as described in our corporate governance guidelines and in the committee’s charter. With respect to existing Board members, the Committee also considers the directors’ attendance and performance at Board and committee meetings and the length of service of each director. For new directors, the Nominating and Governance Committee will consider the nominees’ familiarity with the company and the industry, service on the boards of other companies, and their willingness to commit the time required to serve on our Board. The Nominating and Governance Committee may rely on various sources to identify director nominees. These include input from directors, management, professional search firms and others that the committee feels are reliable. In 2010, the Nominating and Governance Committee held seven meetings. The Nominating and Governance Committee consists of three members: Mr. Porter (Chairman), Mr. Thacker and Mr. Griffiths.

The Nominating and Governance Committee will consider director nominations by unitholders in the same manner as other director candidates. Any such nominations, together with appropriate biographical information, should be submitted to the Chairman of the Nominating and Governance Committee, in care of the Corporate Secretary, Copano

Energy, L.L.C., 2727 Allen Parkway, Suite 1200, Houston, Texas 77019. For a description of the procedures required of unitholders seeking to nominate director candidates, please read “Unitholder Proposals and Director Nominations — Recommendation of Director Candidates to the Nominating and Governance Committee.”

Role in Risk Oversight

Risk is inherent in business, and how well a company manages risk can ultimately determine its success. We face a number of risks, including commodity price risk, environmental and regulatory risks, and others, such as the impact of competition and weather conditions. Management is responsible for the day-to-day management of risks our company faces, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In fulfilling its risk oversight role, the Board must determine whether risk management processes implemented by our management are adequate and functioning as designed. Senior management regularly delivers presentations to the Board on strategic matters, operations, risk management and other matters, and is available to address any questions or concerns raised by the Board. Board meetings also regularly include discussions with senior management regarding strategies, key challenges, and risks and opportunities for our company.

Our Board committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee assists with risk management oversight in the areas of financial reporting, internal audit, internal controls and compliance with legal and regulatory requirements and our risk management policy relating to our hedging program. The Conflicts Committee assists with oversight of risk management involving conflicts of interest. The Compensation Committee assists the Board with risk management relating to our compensation policies and programs, and the Nominating and Governance Committee assists with risk management relating to Board organization, membership and structure, succession planning for our directors and executive officers, and corporate governance.

In the first quarter of 2010, we engaged a third-party consultant to assist us in identifying the most significant risks to the achievement of our business objectives. The resulting assessment, which was based on discussions with a broad cross-section of our employees, identified approximately 20 key risks, evaluated the controls in place for managing those risks and assessed the Board’s role in monitoring a number of the more significant risks. At its third quarter 2010 meeting, the Board reviewed the assessment and identified several areas for additional Board oversight. We believe that our enterprise risk assessment has helped us to better control and monitor our risks, communicate more effectively about risk within our organization and with our Board and has enhanced the Board’s ability to exercise its oversight function.

Compensation Committee Interlocks and Insider Participation

Messrs. Griffiths, Porter and Thacker served as members of the Compensation Committee during all of 2010. No member of the Compensation Committee is or has been an executive officer of our company, and no member of the committee had a relationship with us in 2010 requiring “related-person” transaction disclosure under Item 404 of Regulation S-K. None of our executive officers serves as a director or member of a compensation committee of any entity whose executive officers include a member of our Board or Compensation Committee.

Communications to our Board of Directors and Availability of Documents

Our Board is receptive to direct communication from unitholders and recommends that unitholders initiate any communications in writing and send them to our Board in care of our Corporate Secretary, Copano Energy, L.L.C., 2727 Allen Parkway, Suite 1200, Houston, Texas 77019. The name of any specific Board recipient should be noted in the communication. All such communications will be forwarded without review to the appropriate director. This centralized process will assist our Board in reviewing and responding to unitholder communications in an appropriate manner. Communications to our Board must include the number of units owned by the unitholder as well as the unitholder’s name, address, telephone number and email address, if any.

Our code of business conduct and ethics and corporate governance guidelines and the charters for committees of our Board are available on our website at www.copanoenergy.com, and paper copies will be provided free of charge to any unitholder requesting a copy by writing to our Corporate Secretary, Copano Energy, L.L.C., 2727 Allen Parkway, Suite 1200, Houston, Texas 77019. The information on our website is not a part of this proxy statement or incorporated into any other filing we make with the SEC.

Director Compensation

Annual Retainer and Fees.  The table below summarizes the cash retainers and fees approved by our Board of Directors as compensation for the non-executive directors’ service on our Board and Board committees. Each of our non-executive directors is also reimbursed for out-of-pocket expenses incurred in connection with attending Board or committee meetings. Directors who are employees of the company do not receive any additional compensation for service on the Board. Under individual indemnity agreements with us, each director is fully indemnified by us to the extent permitted under Delaware law for actions associated with being a member of our Board.

Non-Executive Director Cash Compensation

	Annual Retainer	Annual Retainer	Meeting
	(Chairman)	(Member)	Fees

Board of Directors	$ —(1)	$30,000	None
Audit Committee	$12,000	$4,000	$1,500
Compensation Committee	$6,000	None	$1,000
Conflicts Committee	$6,000	None	$1,000
Nominating and Governance Committee	$6,000	None	$1,000

(1)	The non-executive Chairman of the Board also receives an annual retainer of $50,000, payable in unit awards under our LTIP, on January 1 of each year. The number of units awarded is determined by dividing the amount of the retainer by the closing market price for our common units on the trading day preceding the applicable January 1.

Restricted Unit Awards.  Under our current director compensation program, we award non-executive directors 6,000 restricted common units upon initial election and 3,000 restricted common units annually thereafter. Each restricted common unit award (and its associated distributions) vests in three equal annual installments or upon a change in control, death, disability and, except for directors elected pursuant to a contractual obligation, upon failure to be nominated for re-election to our Board.

Director Compensation Table.  The following table summarizes the compensation we paid to our non-executive directors for the fiscal year ended December 31, 2010.

Director Compensation for 2010

	Fees Earned or	Restricted Unit	Unit
Name(1)	Paid in Cash	Awards(2)(3)	Awards	Total

James G. Crump	$49,500	$87,870	$—	$137,370
Ernie L. Danner	$49,000	$87,870	$—	$136,870
Scott A. Griffiths	$45,500	$87,870	$—	$133,370
Michael L. Johnson	$44,500	$87,870	$—	$132,370
Michael G. MacDougall	$7,500	$175,740	$—	$183,240
T. William Porter	$44,500	$87,870	$—	$132,370
William L. Thacker	$41,000	$87,870	$49,996 (4)	$178,866

(1)	Mr. Northcutt is not included in the Director Compensation table because he receives no compensation for his services as a director.

(2)	In November 2010, each named director received an annual award of 3,000 restricted units, except for Mr. MacDougall, who received an initial award of 6,000 restricted units. The fair value of each director’s award as computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 — Stock Compensation was $87,870, except for Mr. MacDougall’s, which was $175,740. Because these amounts reflect our accounting expense for these awards, they do not necessarily reflect the actual value that will be recognized by the directors.

(3)	Since joining our Board at the end of 2004, each named director, other than Mr. MacDougall, has received an aggregate of 24,000 restricted common units (6,000 of which were subject to vesting restrictions at December 31, 2010). Mr. MacDougall has received 6,000 restricted units, all of which were subject to vesting restrictions at December 31, 2010.

(4)	On January 1, 2010, Mr. Thacker received 2,091 common units in payment of his annual retainer as the non-executive Chairman of the Board.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees Copano’s financial reporting process on behalf of its Board of Directors. Management has primary responsibility for the preparation of the financial statements and the reporting process, including the systems of internal control.

The Audit Committee hereby reports as follows:

•	The Audit Committee has reviewed and discussed with management the audited financial statements of Copano as of and for the year ending December 31, 2010, and each of Bighorn Gas Gathering, L.L.C. and Fort Union Gas Gathering, L.L.C., unconsolidated affiliates of Copano, as of and for the year ending December 31, 2010.

•	The Audit Committee has discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

•	The Audit Committee has received from the independent auditor the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the audit committee concerning independence, and has discussed with the independent auditor the independent auditor’s independence. The Audit Committee has determined that the non-audit services provided to Copano and its affiliates by the independent auditor (discussed below under “Proposal Three: Ratification of Independent Registered Public Accounting Firm”) are compatible with such firm maintaining its independence.

Based on the reviews and discussions described above, the Audit Committee recommended to the Board of Directors that the financial statements of Copano, Bighorn Gas Gathering, L.L.C. and Fort Union Gas Gathering, L.L.C. be included in the Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the Securities and Exchange Commission.

Submitted By:

Audit Committee

James G. Crump, Chairman
Ernie L. Danner
Michael L. Johnson

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this proxy statement or future filings with the SEC, in whole or in part, the preceding report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or incorporated by reference into any filing except to the extent the foregoing report is specifically incorporated by reference therein.

PROPOSAL TWO — RATIFICATION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board has selected Deloitte & Touche LLP, or Deloitte, to continue as our independent registered public accounting firm, or independent auditor, for 2011, and has determined to submit Deloitte’s selection to unitholders for ratification as a matter of good corporate governance practice. Deloitte has served as our independent auditor since 2002. We are advised that no member of Deloitte has any direct or material indirect financial interest in our company or, during the past three years, has had any connection with us in the capacity of promoter, underwriter, voting trustee, director, officer or employee. A representative of Deloitte will attend the annual meeting. The representative will have the opportunity to make a statement if he or she desires to do so, and to respond to appropriate questions.

Audit Fees

The fees for professional services rendered by Deloitte for the audit of our annual consolidated financial statements and subsidiary financial statements for each of the fiscal years ended December 31, 2010 and 2009 and the reviews of the financial statements included in our Quarterly Reports on Forms 10-Q for each of those fiscal years were $2,134,000 and $2,453,000, respectively.

Audit-Related Fees

Deloitte also received fees for services that they normally provide in connection with statutory or regulatory filings. Deloitte’s fees for these services (i) during 2010 totaled $389,000 and were associated with a registered public offering of common units and the issuance of our Series A preferred units, and (ii) during 2009 totaled $28,000 and were associated with the review of and consent to a universal shelf registration statement on Form S-3ASR.

Tax Fees

We incurred aggregate fees of $681,000 and $653,000 for fiscal years ended December 31, 2010 and 2009, respectively, for tax-related services provided by Deloitte. These included fees for tax compliance and tax planning services.

Audit Committee Approval of Audit and Non-Audit Services

In February 2005, the Audit Committee adopted a Pre-Approval of Audit and Non-Audit Services Policy, which requires specific pre-approval by the Audit Committee of audit and non-audit services performed by the independent auditor, unless pre-approval of the type of service is reflected in the policy. The policy provides specific pre-approval for (i) certain categories of audit services, including audits of our subsidiaries and services associated with SEC filings, (ii) audit-related services, including transaction integration assistance and attestation services required by statute or regulation, (iii) tax-related services and (iv) services relating to business acquisitions or dispositions.

Management is required to report to the Audit Committee its engagement of the independent auditor to perform any of the services specifically pre-approved in the policy and does so on a quarterly basis. The engagement terms and fees related to our annual audit remain subject to the specific approval of the Audit Committee. Additionally, the pre-approval policy specifically prohibits certain non-audit services, including bookkeeping, appraisal or valuation services, and legal services. None of the services covered under the captions “Audit-Related Fees” or “Tax Fees” were provided under the de minimis exception to audit committee approval of 17 CFR 210.2-01(c)(7)(i)(C).

Required Vote

Under our limited liability company agreement, approval of the proposal to ratify the Audit Committee’s selection of Deloitte as our independent auditor for 2011 requires the affirmative vote by holders of a majority of our outstanding units present in person or represented by proxy at the annual meeting and entitled to vote on the proposal. Abstentions and broker non-votes will count as present for purposes of establishing a quorum.

Unitholder ratification of the selection of Deloitte as our independent auditor is not required by our limited liability company agreement or otherwise. If this proposal is not approved at the annual meeting, the Audit Committee will reconsider its selection of auditor. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of our company and our unitholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT UNITHOLDERS VOTE “FOR” APPROVAL OF THE PROPOSAL TO RATIFY THE SELECTION OF DELOITTE AS OUR INDEPENDENT AUDITOR FOR 2011.

PROPOSAL THREE — APPROVAL OF AMENDMENTS TO LONG TERM INCENTIVE PLAN

Proposal Three A - Proposed Amendment to our LTIP to Increase the Number of Available Common Units

The Compensation Committee has recommended and our Board has approved, subject to unitholder approval, an amendment to our LTIP to authorize an additional 1,200,000 common units for issuance under our LTIP. If this amendment is approved, the 1,200,000 common units would be available to settle any type of award authorized for issuance under our LTIP, including restricted units, phantom units and unit awards, which we refer to collectively as “unit-based awards,” as well as unit options and unit appreciation rights, which we refer to collectively as “option-based awards.” The LTIP currently provides that no more than 50% of the total authorized common units (currently 2,500,000 units) may be used to settle “unit-based awards.” However, the proposed amendment would increase the aggregate number of common units that may be used to settle unit-based awards to 3,700,000.

As of February 28, 2011, of the 1,292,767 remaining common units available for issuance under our LTIP, approximately 716,062 were available to settle unit-based awards. Assuming the proposed amendment was in effect as of February 28, 2011, a total of 2,492,767 common units would be available for delivery under our LTIP, of which 1,916,062 common units would be available for delivery of future unit-based awards. The number of common units that will be required to deliver long-term incentive compensation to our officers, directors, employees and consultants in the future is difficult to determine with certainty because such number is subject to change based upon the market price of our common units, the determination by our Compensation Committee to maintain annual LTIP grants at historical levels and to settle bonuses under our management and employee incentive compensation plans with awards under our LTIP and the number of employees we have. However, based on our historical practice of granting equity awards, our Board of Directors believes this additional number of units would be sufficient to achieve our long-term incentive compensation strategy for a reasonable period.

Common Units Authorized for LTIP Grants

The number of common units authorized for issuance under our LTIP, determined at the time of any award, is limited to the lesser of (a) 5,000,000 units or (b) 10% of the sum of (1) our total common units outstanding and (2) the number of our common units issuable upon conversion of any outstanding equity securities (other than outstanding LTIP awards) convertible into common units, which at February 28, 2011 was 7,685,475. If any award under the LTIP is terminated, forfeited or expires or units are withheld to satisfy exercise price or tax withholding obligations with respect to such award, then the underlying units are again available to be delivered for settlement of future LTIP awards.

For more detailed information about our LTIP, please read “— Summary Description of our LTIP” below and our LTIP, which has been marked to reflect the proposed amendments and is attached as Appendix A to this proxy statement.

Reasons for Board of Directors’ Recommendation

LTIP Compensation Strategy

Our Board of Directors believes that our future success depends in large part on our ability to:

•	attract new employees and executives with compensation packages that are competitive with those provided by the companies with whom we compete for employees;

•	retain our existing executives who are attractive candidates to other companies in our industry;

•	motivate and reward our directors, officers, employees and consultants; and

•	ensure the availability of incentive awards for employees we hire in connection with acquisitions.

The Board believes that long-term incentive compensation awards are an integral part of a total compensation strategy that is consistent with market practice, retains key talent in very competitive markets and achieves an economic alignment between employee and unitholder interests — alignment that is based not only on an opportunity to benefit from growth in our unit price, but also growth in our cash distributions. As a result, all of our employees have received awards under the LTIP upon commencement of employment and annually thereafter.

Benefits of Unit-Based Awards

Encouraging Unit Ownership.  Even if vested, option-based awards do not provide the benefits of unit ownership until the grantee exercises the option and acquires a common unit. We believe that exercises of such awards are less likely to result in continuing unit ownership because the grantee typically sells the underlying units to pay the option price. In contrast, upon vesting of a unit-based award, the grantee typically receives units, net of any units withheld to satisfy tax obligations, without any further action on the part of the grantee.

Strengthening Alignment of Interests.  Like option-based awards, unit-based awards align employees’ and unitholders’ interests through sharing in appreciation of our unit price. In addition, unit-based awards, which historically have included distributions or distribution equivalent rights (both of which accrue during vesting and are paid to the grantee upon vesting), permit employees to participate in cash distributions alongside other unitholders. We believe that participation in cash distributions is essential to a meaningful alignment of employee and unitholder interests.

Rewarding Performance.  Unit-based awards are better rewards for past performance than option-based awards because their value is ascertainable on the grant date based on the market price for our common units. Option-based awards are less appropriate for rewarding past performance because their value depends on appreciation in our unit price in the future.

Providing Incentives for Performance.  Our performance-based phantom unit awards are subject to achievement of specified objectives, including increased total return to our unitholders and annualized quarterly distribution levels. The opportunity to share in cash distributions provides an additional incentive relating to cash distribution growth, and the incremental vesting of such awards over time encourages long-term commitment to us and to our unitholders.

Providing Administrative Efficiency.  Unit-based awards offer efficiencies in terms of tax and accounting compliance and reporting. Also, under the expected value models we use to determine the amount of an award, unit-based awards allow us to award the same amount of compensation using fewer common units than we would use for an option-based award of the same value.

Increasing the number of common units available under the LTIP will enable our Board to continue to use long-term incentive compensation awards as part of its overall compensation strategy. In addition, the Board believes that the ability to use all of the additional units for unit-based awards will provide the Compensation Committee with substantial flexibility in fashioning administratively efficient awards that provide our employees with incentives for superior performance, reward their past performance and encourage their continued common unit ownership.

Required Vote

Adoption of Proposal Three A requires the affirmative vote by holders of a majority of the total votes cast at the annual meeting and entitled to vote on the proposal. A properly executed proxy submitted without instructions on how to vote will be voted “FOR” this proposal, unless your proxy is properly revoked. A properly executed proxy submitted and marked “ABSTAIN” with respect to any matter will not be voted, although it will be counted for purposes of determining the existence of a quorum.

Recommendation of Our Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT UNITHOLDERS VOTE “FOR” APPROVAL OF THE PROPOSED LTIP AMENDMENT TO INCREASE THE NUMBER OF AVAILABLE COMMON UNITS, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

Effects of Approval

We will use the additional units authorized for delivery under the LTIP to continue to provide long-term compensation incentives to our officers, directors, employees and consultants for superior performance, and to enhance our ability to attract and retain the services of talented individuals essential for our growth and profitability.

Effects of Failure to Approve

Because NASDAQ Marketplace Rules require unitholder approval of material amendments to our equity compensation plan, if this amendment is not approved by our unitholders, we will be unable to grant any awards under our LTIP beyond the currently authorized number. Once current availability under our LTIP is exhausted, the Board would need to consider non-equity compensation alternatives to attract new employees and to retain and motivate current employees, or others who become employees in connection with any future acquisitions

Proposal Three B - Proposed Amendment to our LTIP to Extend its Term

We are seeking unitholder approval of an amendment to our LTIP to extend its term for an additional five years. If unitholders do not approve the amendment, the LTIP will expire by its terms on November 15, 2014.

For more detailed information about our LTIP, please read “— Summary Description of our LTIP” below and our LTIP, which has been marked to reflect the proposed amendments and is attached as Appendix A to this proxy statement.

Reasons for Board of Directors’ Recommendation

We adopted our LTIP in November 2004, so that we could offer long-term incentive compensation to our officers, directors and employees and to align their economic interests with those of our common unitholders. We believe our LTIP has served its intended purposes well and continues to be an important part of and supports our overall compensation strategy. Our Compensation Committee has therefore recommended and our Board has approved, subject to unitholder approval, an amendment to our LTIP to extend its term for an additional five years to November 15, 2019.

Extending the term of our LTIP will preserve what we believe is an essential tool to retain valuable employees and attract talented new employees, and to continue to provide our officers, directors, employees and consultants with an incentive to contribute to our future success by providing equity ownership opportunities throughout our organization. For additional information regarding the benefits of our LTIP, please read “Reasons for Board of Directors’ Recommendation - LTIP Compensation Strategy” above.

Required Vote

Adoption of Proposal Three B requires the affirmative vote by holders of a majority of the total votes cast at the annual meeting and entitled to vote on the proposal. A properly executed proxy submitted without instructions on how to vote will be voted “FOR” this proposal, unless your proxy is properly revoked. A properly executed proxy submitted and marked “ABSTAIN” with respect to any matter will not be voted, although it will be counted for purposes of determining the existence of a quorum.

Recommendation of Our Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS THAT UNITHOLDERS VOTE “FOR” APPROVAL OF THE PROPOSED LTIP AMENDMENT TO EXTEND THE TERM OF OUR LTIP FROM NOVEMBER 15, 2014 TO NOVEMBER 15, 2019, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

Effects of Approval

Extending the term of our LTIP will allow us to continue to make LTIP awards beyond November 15, 2014 in support of our overall compensation strategy.

Effects of Failure to Approve

Because NASDAQ Marketplace Rules require unitholder approval of material amendments to our equity compensation plan, if this amendment is not approved by our unitholders, we will be unable to grant any awards under the LTIP beyond November 14, 2014. Upon expiration of our LTIP, the Board will have to consider non-equity compensation alternatives to help attract new employees and to retain and motivate current employees, or others who become employees in connection with any future acquisitions.

Summary Description of our LTIP

The material terms of our LTIP are summarized below. The summary is qualified in its entirety by reference to the full text of the LTIP, which is attached as Appendix A to this proxy statement.

Term

Our LTIP will expire on the earlier of the tenth anniversary of its adoption or its termination by our Board or the Compensation Committee. Awards then outstanding will continue pursuant to the terms of their grants.

Administration

The Compensation Committee administers our LTIP and is authorized to:

•	interpret the LTIP and all awards;

•	establish and amend rules for the LTIP’s operation;

•	designate participants;

•	determine the type, amount and other terms and conditions of awards;

•	determine to what extent and under what circumstances awards may be settled, exercised, canceled or forfeited; and

•	amend, modify or waive restrictions on awards.

Our officers, directors, employees and consultants are eligible to receive LTIP awards. For a discussion of formal procedures the Compensation Committee has adopted relating to its approval of awards under our LTIP, please read “Compensation Discussion and Analysis — Our Executive Compensation Program — Compensation Elements — Long-Term Incentive Compensation — Award Procedures.”

LTIP Awards

General

Our LTIP provides for five types of awards: restricted units, phantom units, unit awards, unit options and unit appreciation rights, or UARs. The Compensation Committee has the authority to determine the terms of any LTIP award. Except for unit awards, which are described below, awards are subject to vesting over time, and in some cases, performance conditions and, unless otherwise provided in an award agreement, if a grantee’s employment or membership on the Board terminates, the unvested portion of an award will generally be forfeited. Awards vest upon a change of control, and may vest in other circumstances, as determined by the Compensation Committee in its discretion.

We may issue new common units to be delivered on the exercise or vesting of LTIP awards, or we may use previously issued common units that we own or acquired in the open market. The LTIP provides that awards may be settled in cash, common units, or a combination, in the discretion of the Compensation Committee. The Compensation Committee may provide that distributions or distribution equivalent rights on restricted units or phantom units are subject to the same vesting and forfeiture provisions as the underlying award, in which case such distributions would be held, without interest, until the underlying award vests or is forfeited.

Types of Awards

Below are descriptions of the types of awards provided for under our LTIP.

•	Restricted Units. Restricted units are common units subject to vesting over time.

•	Phantom Units. Phantom units represent the grantee’s entitlement to receive, upon vesting, an equal number of our common units. The Compensation Committee’s practice has been to settle phantom units with common units, with any fractional units settled in cash.

•	Unit Awards. Unit awards are grants of common units that are not subject to vesting or forfeiture. We have used unit awards to settle bonuses under our management and employee incentive compensation plans and to pay an annual cash retainer to our Chairman of the Board.

•	Unit Options. Upon vesting, unit options entitle the holder to purchase common units at an exercise price determined on the date of grant. Unit options cannot have an exercise price that is less than the fair market value of our common units on the date of grant.

•	Unit Appreciation Rights. Upon vesting, unit appreciation rights, or UARs, entitle the grantee to receive the difference between the exercise price established for the UAR on the grant date and the fair market value of our common units on the exercise date. UARs cannot have an exercise price that is less than the fair market value of our common units on the grant date.

Federal Income Tax Aspects

The following is a brief summary of certain of the U.S. federal income tax consequences under our LTIP as it is normally operated. This summary is not intended to be exhaustive.

As a general rule, no federal income tax is imposed on a grantee upon the grant of an award under our LTIP, other than unit awards, and our unitholders are not allocated a tax deduction by reason of such grant. When a restricted unit or phantom unit award vests and is paid, or when a unit award is granted, the grantee will realize ordinary income in an amount equal to the cash and/or the fair market value of the common units received at that time, and our unitholders will be allocated a corresponding deduction. Upon the exercise of an option or UAR, the grantee will be treated as receiving compensation taxable as ordinary income in the year of exercise in an amount equal to the excess of the fair market value of the units at the time of exercise over the exercise price paid for such units, and our unitholders will be allocated a deduction for compensation paid at the same time and in the same amount. The allocations to our unitholders are subject to the rules applicable to partners, in general, under the federal tax laws.

The awards granted under our LTIP are generally intended to be exempt from or to comply with Section 409A of the Internal Revenue Code, concerning deferred compensation. Failure to comply with Section 409A, if applicable, could subject a grantee to an additional 20% tax.

EXECUTIVE OFFICERS

Certain information concerning Copano’s executive officers as of the date of this proxy statement is set forth below.

Name	Age	Position with Our Company

R. Bruce Northcutt	51	President and Chief Executive Officer
Douglas L. Lawing	50	Executive Vice President, General Counsel and Secretary
Carl A. Luna	41	Senior Vice President and Chief Financial Officer
Lari Paradee	48	Senior Vice President, Controller and Principal Accounting Officer
Sharon J. Robinson	51	Senior Vice President; President and Chief Operating Officer, Oklahoma and Rocky Mountains
James E. Wade	50	Senior Vice President; President and Chief Operating Officer, Texas
John N. Goodpasture	62	Senior Vice President, Corporate Development

R. Bruce Northcutt, Director, President and Chief Executive Officer, has served in his current capacity since November 2009, and was our President and Chief Operating Officer from April 2003 until November 2009. Mr. Northcutt served as President of El Paso Global Networks Company from November 2001 until April 2003; Managing Director of El Paso Global Networks Company from April 1999 until November 2001 and Vice President, Business Development, of El Paso Gas Services Company from January 1998 until April 1999. From 1988 until 1998, Mr. Northcutt held various levels of responsibility within several business units of El Paso Energy and its predecessor, Tenneco Energy, including supervision of pipeline supply and marketing as well as regulatory functions. He began his career with Tenneco Oil Exploration and Production in 1982, working in the areas of drilling and production engineering. Mr. Northcutt holds a Bachelor of Science degree in Petroleum Engineering from Texas Tech University and is a Registered Professional Engineer in the State of Texas.

Douglas L. Lawing, Executive Vice President, General Counsel and Secretary, has served in his current capacity since August 2009 and was Senior Vice President, General Counsel and Secretary from November 2007 until August 2009. Mr. Lawing served as our Vice President, General Counsel and Secretary from October 2004 until November 2007 and previously served as our General Counsel beginning in November 2003. From January 2002 until November 2003, he served as our Corporate Counsel. Mr. Lawing has served as Corporate Secretary of our company and its predecessors since February 1994. Additionally, from March 1998 until January 2002, Mr. Lawing served as an Associate Counsel of Nabors Industries, Inc. (now Nabors Industries Ltd.), a land drilling contractor. Mr. Lawing holds a Bachelor of Science degree in Business Administration from the University of North Carolina at Chapel Hill and a J.D. from Washington and Lee University.

Carl A. Luna, Senior Vice President and Chief Financial Officer, has served in his current capacity since October 2009. Mr. Luna is responsible for all our financial functions, as well as investor relations and corporate development. Beginning in August 2009, he served as our Senior Vice President, Finance and Corporate Development and Interim Chief Financial Officer, and from May 2006 until August 2009, he served as our Vice President, Finance. Mr. Luna began his career with Copano in August 2005 as a Financial Consultant. From 1997 until 2005, he served as a Vice President in the Syndicated and Leveraged Finance Group of J.P. Morgan Securities Inc. He holds a Bachelor of Business Administration degree in Finance from Texas A & M University and a Master of Business Administration degree from Rice University. Mr. Luna also serves as Treasurer and is a member of the Board of the National Association of Publicly Traded Partnerships.

Lari Paradee, Senior Vice President, Controller and Principal Accounting Officer, has served in her current capacity since August 2009. Ms. Paradee is primarily responsible for our accounting, financial reporting, tax and internal audit functions. She served as Vice President and Controller from July 2003 until August 2009. From September 2000 until March 2003, Ms. Paradee served as Accounting and Consolidations Manager for Intergen, a global power generation company jointly owned by Shell Generating (Holdings) B.V. and Bechtel Enterprises Energy B.V. Ms. Paradee served as Vice President and Controller of DeepTech International, Inc. (an offshore pipeline and exploration and production company) from 1991 until 1998, when DeepTech was merged into El Paso Energy Corporation. She then served as Manager, Finance and Administration of El Paso Energy until March 2000. From 1987 to 1991, Ms. Paradee served in various accounting and internal audit positions with American Exploration Company. Ms. Paradee served as Senior Auditor and Staff Auditor for Price Waterhouse from 1985 to 1987. Ms. Paradee graduated magna cum laude from Texas Tech University with a B.B.A. in Accounting and is a Certified Public Accountant.

Sharon J. Robinson, Senior Vice President of Copano, and President and Chief Operating Officer, Oklahoma and Rocky Mountains, was elected Senior Vice President of Copano in August 2009 and became President and Chief Operating Officer of our Rocky Mountains subsidiaries in May 2010. Ms. Robinson has served as President of our Oklahoma subsidiaries since August 2007 and in June 2008 she was named Chief Operating Officer. From June 2003 until August 2007, Ms. Robinson served as Vice President, Commercial Activities — ScissorTail Energy, LLC. Ms. Robinson joined ScissorTail when it was formed on July 1, 2000 and served as General Manager, Commercial, from September 2001 to June 2003. Ms. Robinson worked for Tejas Gas Corporation (a public midstream company, formerly Transok, LLC) from July 1993 through December 1999 in both commercial and engineering positions. Ms. Robinson began her career as a Project Engineer with Cities Service Oil Company, which later became Occidental Petroleum, in December 1981 and continued through March 1992. Ms. Robinson holds a Bachelor of Science degree in Chemical Engineering from Oklahoma State University and is a Registered Professional Engineer in the State of Oklahoma. Ms. Robinson also serves on the Board of Directors of the Gas Processors Association.

James E. Wade, Senior Vice President, Copano, and President and Chief Operating Officer, Texas, has served in his current capacity since April 2010. From March 2006 until April 2010, he served as Vice President, Gas Supply, Marketing and Business Development for Southern Union Gas Services (formerly Sid Richardson Energy Services), a subsidiary of Southern Union Company. He was Vice President of Sid Richardson Energy Services from 1998 until 2006, when it was acquired by Southern Union. From 1994 to 1998, Mr. Wade was Vice President of Aquila Gas Pipeline Corporation. He began his career at Tenneco Inc. in 1984, where he held various positions at Tenneco Oil Company, Tennessee Gas Pipeline and Tenngasco. Mr. Wade holds a Bachelor of Business Administration degree from the University of Texas.

John N. Goodpasture, Senior Vice President, Corporate Development, has served in his current capacity since June 2010. From 2001 until 2009, he served as Vice President, Corporate Development of Texas Eastern Products Pipeline Company, L.L.C., the general partner of TEPPCO Partners, L.P. and in 2003 he assumed executive responsibility for TEPPCO’s midstream segment. Mr. Goodpasture served as Vice President, Business Development of Enron Transportation Services from 1999 until 2001. From 1980 to 1999, Mr. Goodpasture served in various capacities with Seagull Energy Corporation, ending his tenure there as President of Seagull Pipeline & Marketing Company. He began his career in 1970 at Union Carbide Corporation, where he held various positions. Mr. Goodpasture is a member of the board of directors of Blue Dolphin Energy Company. He received a Bachelor of Science degree in Mechanical Engineering from Texas Tech University.

COMPENSATION DISCUSSION AND ANALYSIS

We believe that the talent, skill and dedication of our executive officers are critical factors affecting our company’s long-term success. We believe that if the overall value of compensation opportunities we offer our executives is consistent with market practice, we will be able to continue to attract qualified executives, retain them and provide appropriate rewards consistent with their efforts on behalf of our unitholders. Accordingly, our compensation program is designed to align the interests of management with those of our unitholders by motivating our executives to achieve strong financial and operating results, which we believe closely correlate to long-term unitholder value.

2010 Company Highlights

In 2010 our named executive officers were:

•	R. Bruce Northcutt, President and Chief Executive Officer;

•	Douglas L. Lawing, Executive Vice President, General Counsel and Secretary;

•	Carl A. Luna, Senior Vice President and Chief Financial Officer;

•	Sharon J. Robinson, Senior Vice President; President and Chief Operating Officer, Oklahoma and Rocky Mountains; and

•	James E. Wade, Senior Vice President; President and Chief Operating Officer, Texas.

These named executive officers made key strategic financial and operational decisions in 2010 to further our mission of building a diversified midstream company with scale and stability of cash flows, above-average returns on invested capital, and investment-grade quality distributions. From a liquidity and balance sheet standpoint, we laid the foundation for an aggressive capital investment program that includes projects in the Eagle Ford Shale, the North Barnett Shale and the Woodford Shale by raising $172 million in new common equity through a public offering in March 2010 and $300 million in preferred equity through a private placement with TPG in July 2010. These financings enhanced our liquidity and strengthened our balance sheet, and the preferred equity gave us the flexibility to pursue our capital investment program in these areas, while allowing us to improve our distribution coverage during the year. In addition, we believe our relationship with TPG may provide us with access to additional capital, if needed, to support future growth projects.

These financings enabled us to focus on building our company in 2010, as reflected in numerous ongoing and completed projects we announced in 2010 and in the first quarter of 2011, including:

•	start-up of the fractionator at our Houston Central complex in April, and initiation of an expansion to increase the fractionator’s capacity from 22,000 barrels per day to 44,000 barrels per day;

•	completion of our DK pipeline in October, and initiation of an expansion of the DK pipeline to connect it directly to our Houston Central complex;

•	formation of our Eagle Ford Gathering joint venture with Kinder Morgan in May to provide midstream services to Eagle Ford Shale producers, and the full subscription by producers of the joint venture’s initial capacity;

•	initiation of an expansion of Eagle Ford Gathering’s capacity through construction of additional pipelines, and the joint venture’s new processing, fractionation, and product sales agreement with Formosa Hydrocarbons;

•	increase in our NGL-handling capability, with a new fractionation and product sales agreement between us and Formosa and initiation of a project to construct an 83-mile natural gas liquids pipeline through a joint venture we formed with Energy Transfer Partners;

•	start-up of our Burbank processing plant in April, and initiation of an expansion of our Cyclone Mountain facilities to accommodate Woodford Shale volume growth in Oklahoma;

•	expansion of our Saint Jo processing plant from 50 MMcf/d to 100 MMcf/d in August; and

•	execution of numerous producer agreements in support of these projects, most which are long-term, fee-based, contracts with firm volume commitments; these contracts significantly increased the fee-based component of our contract mix, which we believe will enhance the stability of our cash flow.

We expect these projects will deliver strong and stable returns for years to come and believe the actions our executives took during 2010 were essential steps in support of our mission. Management’s accomplishments in 2010 were key considerations as the Compensation Committee determined adjustments to salaries, awards of incentive bonuses and grants under our LTIP for our named executive officers.

Executive Compensation Highlights

Key compensation actions taken in 2010 and during 2011 prior to the date of the filing of this proxy statement were intended to further our compensation objectives and strategy. They are described throughout this CD&A and include:

•	In June 2010, we made awards of performance-based phantom units under our LTIP to all named executive officers. The performance-based awards provide for vesting linked to attainment of specified levels of annualized distributions to unitholders. These grants create a performance incentive that is specifically linked to value creation, have a strong retention component and align our executives’ interests with those of our unitholders;

•	In August 2010, our Board adopted an Amended and Restated Management Change in Control Severance Plan, or CICP. The CICP amended our existing Change in Control Severance Plan, which would have expired in December 2010. The CICP increased the benefits for three of our named executive officers to reflect market levels, provided for automatic extension of the term of the CICP and provided additional procedural protections for our named executive officers. We believe the CICP will help us retain our named executive officers in the context of a change in control transaction; and

•	In February 2011, the Compensation Committee approved special incentive awards under our Management Incentive Compensation Plan, or MICP, related to 2010 performance for each of our named executive officers. The special incentive awards were made in recognition of our named executive officers’ contributions to accomplishments and initiatives during 2010 that we believe have laid the foundation for growth in unitholder value over the long-term.

The Compensation Committee

The Compensation Committee assists the Board in fulfilling its duties relating to executive officer and director compensation and has general oversight responsibility for our compensation structure, practices and programs. The fundamental responsibilities of the Compensation Committee are to (i) establish the objectives of our executive compensation program, (ii) approve and administer our incentive compensation plans, (iii) monitor the performance and compensation of executive officers and (iv) set compensation levels and make awards under incentive compensation plans that are consistent with our compensation objectives and the performance of our company and its executive officers. The Compensation Committee also has responsibility for evaluating and making a recommendation to our Board regarding compensation for service on our Board. For additional information about our Compensation Committee, please read “Corporate Governance — Board Leadership Structure and Role in Risk Oversight — Board Committees — Compensation Committee.”

Implementation of Compensation Strategy

In addition to our primary objective of aligning the interests of management with those of our unitholders by motivating our executives to achieve strong financial and operating results, our program is designed to achieve the following objectives:

•	attract and retain talented executives;

•	appropriately reward past performance and provide incentives for future performance;

•	recognize both individual and company performance;

•	balance rewards for short-term results with rewards for long-term value creation;

•	ensure that our compensation incentives do not encourage inappropriate risk-taking; and

•	encourage long-term commitment to us.

We use a combination of short- and long-term incentives to reward our executive officers’ achievement of our near-term business goals and to encourage their commitment to us and our long-term business strategy. Our executive compensation program consists of base salary, annual incentive compensation opportunities under our MICP, equity compensation under our LTIP and other benefits designed primarily to provide competitive health and welfare and retirement savings opportunities. Salary and MICP awards provide incentives and rewards relating to our near-term business goals. Long-term incentive compensation under our LTIP helps us to retain high-performing, experienced executives whose interests are aligned with those of our unitholders and ensures that the compensation our executive officers receive depends on their success in delivering value to our unitholders over time.

In determining the appropriate amounts and types of compensation for our executive officers, the Compensation Committee considers a number of factors, including:

•	historical compensation levels;

•	data regarding market levels of compensation prepared by our independent compensation consultant;

•	the specific role the executive plays within our company;

•	the executive’s performance; and

•	relative compensation levels among our executive officers.

To determine the mix of salary, short-term and long-term compensation for each executive, the Compensation Committee considers, among other things, our company’s performance, the degree to which the Compensation Committee believes each officer’s compensation should be contingent on performance and how our peer companies structure compensation opportunities for their executives.

The Compensation-Setting Process

Compensation Committee Meetings

Our Compensation Committee holds regular quarterly meetings and additional meetings as required to carry out its duties. The Chairman of the Compensation Committee works with our Chief Executive Officer and our General Counsel to establish each meeting agenda.

In carrying out its annual process for establishing executive compensation, the Compensation Committee:

•	reviews and approves executive officer base salaries;

•	approves annual guidelines that provide for the administration of the MICP, including target bonus opportunities for each participant and applicable objectives, which may include financial and operational objectives that are subject to final approval by our Board;

•	approves awards under our MICP for the prior year based on achievement of previously established objectives; and

•	approves annual equity incentive compensation awards under our LTIP.

The Compensation Committee meets outside the presence of management to consider compensation for our Chief Executive Officer and meets with the Chief Executive Officer to consider compensation for all other executive officers. The Compensation Committee typically meets in the presence of the Chief Executive Officer and other management when compensation decisions are not being considered and regularly meets in executive session without management. BDO USA, LLP, or BDO, our independent compensation consultant, participates in Compensation Committee meetings. The Compensation Committee Chairman works with our Chief Executive Officer, our General Counsel, our Director, Human Resources, and BDO to assemble meeting materials, which are distributed to committee members for review in advance of each meeting.

Role of Compensation Consultant

The Compensation Committee Charter grants the Compensation Committee the sole and direct authority to retain, amend the engagement with or terminate advisors and to approve their compensation, which we are obligated to pay. Any advisors so hired report directly to the Compensation Committee. The Compensation Committee has engaged BDO to assist it in assessing and determining compensation packages for our executive officers that are consistent with market practice and our compensation philosophy. From time to time, BDO may also provide non-executive compensation consulting services to us. During 2010, fees for such additional services were less than $120,000.

Market Analysis

BDO has, from time to time at the Compensation Committee’s request, developed assessments of market levels of compensation through an analysis of peer data and information disclosed in our compensation peer group’s public filings. Information compiled by BDO typically includes compensation trends in the midstream natural gas industry and for publicly traded master limited partnerships, and levels of compensation for similarly situated executive officers of companies within these groups and in other companies with revenues comparable to ours. The make-up of the compensation peer group is reviewed periodically by the Compensation Committee in consultation with BDO and is adjusted as required to remove names of companies that are no longer publicly traded or are not reasonably comparable to our company in terms of size and to add newly formed or capitalized companies that are deemed by the Compensation Committee to be comparable to us. For 2010, this peer group consisted of Buckeye Partners, L.P., Regency Energy Partners LP, Boardwalk Pipeline Partners, LP, Crosstex Energy, L.P., Magellan Midstream Partners, L.P., MarkWest Energy Partners, L.P., Sunoco Logistics Partners L.P., NuStar Energy L.P., Spectra Energy Partners, LP, Targa Resources Partners LP, DCP Midstream Partners, LP, Atlas Pipelines Partners, L.P., Eagle Rock Energy Partners, L.P., and Penn Virginia Resource Partners, L.P. We believe that compensation levels of executive officers in our peer group are relevant to our compensation decisions because we compete with these companies for executive talent.

Compensation Risk Assessment

In February 2010, the Company engaged BDO to conduct an independent assessment of whether any risks arising from our compensation policies and practices were likely to have a material adverse effect on our company. The risk assessment included (i) review of our compensation plan documents, including identifying any plan features that might motivate participants to take inappropriate risks to increase rewards under a plan but for operation of key controls, (ii) review of our compensation policies and procedures, including identification of controls, (iii) conducting interviews with our executives, (iv) review of compensation data of our peer group and our public disclosures related to compensation, (v) review of our employment agreements and (vi) testing to evaluate the effectiveness of the internal controls associated with our compensation plans. Based upon BDO’s review, we have concluded that our compensation arrangements contain a number of design elements that minimize incentives for risk-taking and that we have many effective oversight controls. Accordingly, we do not believe that any risks arising from our compensation policies and practices are reasonable likely to have a material adverse effect on us.

Role of Executive Officers

Except with respect to his own compensation, our Chief Executive Officer plays a significant role in the Compensation Committee’s decisions regarding compensation for our executive officers. In fulfilling his role, the Chief Executive Officer relies in part on advice from other executive officers and market information provided by BDO. The most significant aspects of our Chief Executive Officer’s role are:

•	advising the Compensation Committee regarding his evaluation of individual performance of our executives;

•	recommending targets and objectives under our MICP for executive officers other than himself; and

•	recommending base salary levels, MICP awards and LTIP awards for executive officers other than himself.

Our Executive Compensation Program

Compensation Elements

2010 Target Compensation

For 2010, target compensation for our named executive officers was allocated among our various compensation elements as reflected below:

Name and Principal Position	Base Salary		MICP	LTIP	Total Target

R. Bruce Northcutt	34%		21%	45%	100%
President and Chief Executive Officer
Douglas L. Lawing	46%		21%	33%	100%
Executive Vice President, General Counsel and Secretary
Carl A. Luna	46%		21%	33%	100%
Senior Vice President and Chief Financial Officer
Sharon J. Robinson	47	%(1)	20%	33%	100%
Senior Vice President; President and Chief Operating Officer, Oklahoma and Rocky Mountains
James E. Wade	40	%(2)	22%	38%	100%
Senior Vice President; President and Chief Operating Officer, Texas

(1)	Reflects increase in base salary effective May 1, 2010.

(2)	Reflects annualized base salary.

Base Salary

The Compensation Committee reviews base salaries of our executive officers annually, and makes any adjustments after considering economic conditions, increases in the cost of living, job performance of the executive officer over time, any expansion of the executive officer’s responsibilities and salary practices at our peer companies. No specific weight or emphasis is assigned to any one of these factors. By reviewing the salary data of our peer companies from time to time, we intend for base salaries established by the Compensation Committee to be generally within the median range of base salaries paid by similarly situated companies.

2010 Base Salaries.  When approving the increases for 2010, the Compensation Committee primarily considered: (i) an analysis of market information provided by BDO, (ii) individual performance, (iii) relative salary levels among our executive officers and (iv) increased responsibilities for certain of our executive officers as a result of promotions. In particular, the increases, which are reported in the “Base Salaries for 2010” table below, reflect the following material factors considered by the Compensation Committee:

•	Mr. Northcutt’s promotion to Chief Executive Officer on November 15, 2009;

•	Mr. Lawing’s promotion to Executive Vice President on August 17, 2009;

•	Mr. Luna’s promotion to Senior Vice President and Chief Financial Officer on October 14, 2009; and

•	Ms. Robinson’s promotion to Senior Vice President on August 17, 2009, and her election to President and Chief Operating Officer of our wholly owned Rocky Mountains subsidiaries on May 1, 2010.

The following base salary increases for our named executive officers (other than Mr. Wade) for 2010 represented an average increase of approximately 20.9% over base salaries in effect on January 1, 2009. This higher than normal increase is the result of promotions of four of our named executive officers during 2009 and 2010. Based on BDO’s peer group analysis, we believe our named executive officers’ 2010 base salaries are within 10% of the median of base salaries of similarly situated executive officers in our peer group.

Base Salaries for 2010

Named Executive Officer	Increase			2010 Base Salary

R. Bruce Northcutt		$95,000	(1)	$400,000
Douglas L. Lawing		$15,000	(2)	$255,000
Carl A. Luna		$65,000	(3)	$245,000
Sharon J. Robinson		$25,000	(4)	$270,000
James E. Wade	$	N/A		$270,000

(1)	Effective November 15, 2009.

(2)	Effective January 1, 2010.

(3)	Effective October 14, 2009.

(4)	Initial increase to $260,000 effective January 1, 2010. Further increase to $270,000 effective May 1, 2010.

2011 Base Salaries.  In February 2011, the Compensation Committee conducted its annual review of base salaries for all executive officers and, based primarily on (i) market information of our peer companies provided by BDO, (ii) individual performance and role in our company and (iii) relative salary levels among our executive officers, approved average increases of 6.45% for our executive officers for 2011. The increases will be effective April 1, 2011. Based on BDO’s peer group analysis, we believe our named executive officers’ 2011 base salaries remain within a range of 10% of the median of base salaries of similarly-situated executives in our compensation peer group.

Short-Term Incentive Compensation

MICP — Annual Incentive Awards.  The MICP provides for annual bonus opportunities for our officers and certain key employees based upon the achievement of company or individual performance objectives, or both, as established for the year by our Compensation Committee and, in the case of company objectives, by our Board. The MICP provides for settlement of MICP bonuses with either cash or equity awards under our LTIP, at the discretion of the Compensation Committee. Target incentive opportunities, or target awards, under the MICP are established each year by the Compensation Committee as a percentage of base salary. Target incentive opportunities are intended to be comparable to short-term incentive compensation opportunities available for comparable positions in our compensation peer group. The 2010 MICP target incentive opportunities were as follows:

2010 Target Incentive Opportunity

Named Executive Officer	% of Base Salary

R. Bruce Northcutt	70%
Douglas L. Lawing	50%
Carl A. Luna	50%
Sharon J. Robinson	50%
James E. Wade	50%

Based upon the level of achievement of the applicable objectives, the Chief Executive Officer recommends to the Compensation Committee the actual bonus amount for each participant (other than himself). Actual bonus amounts are subject to final approval by the Compensation Committee. Effective February 17, 2011, upon recommendation of the Compensation Committee, our Board amended the MICP to give the Compensation Committee discretion to adjust some or all of the amount of any award that would otherwise be payable to an individual participant or to all participants upon satisfaction of applicable objectives. In making any such adjustment, the Compensation Committee may take into account any factor or factors it considers appropriate. However, under the MICP, no participant may receive an annual award that exceeds 200% of his or her annual base salary during any calendar year.

2010 MICP Awards.  In February 2010, the Compensation Committee adopted MICP guidelines for 2010, which provided for bonus opportunities based upon achievement of the objectives described below.

•	Financial Objective: For 2010, 60% of each MICP participant’s target award was contingent on achievement of specified levels of total distributable cash flow on a per unit basis[1]. We believe total distributable cash flow is an important performance measure for our unitholders because it serves as an indicator of our success in providing a cash return on investment — specifically, whether or not we are generating cash flow at a level that can sustain or support an increase in our quarterly distribution rates. In May 2010, our Board, upon recommendation of the Compensation Committee, determined that it would be appropriate to exclude the impact of our March 2010 common unit offering when determining the level of achievement of our financial objective. In its review of our financial results, the Compensation Committee determined that we did not achieve threshold performance for our financial objective for 2010 and therefore no amounts attributable to our financial objective would be paid.

•	Operational Objectives: For 2010, 30% of each MICP participant’s target award was contingent on achievement of equally-weighted operational objectives related to the following:

•	Safety — intended to encourage company-wide safety consciousness, commitment and execution. Our safety objective was comprised of five equally-weighted measures: (i) recordable incident rates, (ii) lost time incident rates, (iii) vehicle accident rates, (iv) major regulatory citations (those with monetary penalty in excess of $50,000) and (v) spills (those that must be reported to the National Response Center);

•	Adjusted gross margin[2] at 2010 budget prices — intended to encourage focus on volumes and unit margins without regard to commodity prices. This objective recalculated actual 2010 adjusted gross margin for our company and each of its operating segments “as if” commodity prices assumed in our 2010 budget had been realized, then compared those to the 2010 adjusted gross margins reflected in our 2010 budget; and

•	Service throughput volume unit costs — intended to encourage value-consciousness with respect to both operations and maintenance and general and administrative costs, by rewarding lower per volume costs. This objective compared actual service throughput volume unit costs to our 2010 budgeted costs on a company-wide as well as operating segment basis.

•	Personal Objective: For 2010, 10% of each MICP participant’s target award was contingent on the subjective assessment of a participant’s performance by our Chief Executive Officer after consultation with the participant’s supervisor and other executive officers, or in the case of the performance of our Chief Executive Officer, an assessment by the Compensation Committee.

Our attainment of a threshold, target or maximum level of each of the financial and operational objectives (except for the operational objective relating to safety, for which some components were measured only at the target and maximum levels) entitled MICP participants to 50%, 100% or 150%, respectively, of the portion of their individual target awards attributable to such objective. If performance fell between the threshold and target levels or between the target and maximum levels, the amount of the bonus was determined by straight-line interpolation.

1 Our discussion of MICP financial and operational objectives includes references to the non-GAAP financial measures of distributable cash flow per unit (used in 2008), total distributable cash flow per unit (used in 2009 and 2010) and total distributable cash flow. For a discussion of how we calculate these measures and reconciliations of these measures for historical periods to net income, their most directly comparable GAAP measures, please see Appendix B to this proxy statement.
2 For purposes of our MICP 2010 operational objectives, (i) our company’s adjusted gross margin was defined as our total segment gross margin, plus gross margin from all our non-wholly owned entities, multiplied by our ownership percentage in those entities and (ii) adjusted gross margin for each of our operating segments was defined as segment gross margin, plus gross margin from that segment’s non-wholly owned entities, multiplied by our ownership percentage in those entities.

Participants could receive between 0% and 150% of the portion of their individual awards attributable to the personal objective.

The table below sets forth the relative weights attributable to and potential payouts for the financial, operational and personal objectives for 2010, as well as the actual levels of achievement and payout for each objective.

2010 MICP Financial, Operational and Personal Objectives

	Threshold		Target		Maximum		Actual
		% of		% of		% of		% of
		Participant		Participant		Participant		Participant
		Target		Target		Target	2010	Target
	Objective	Opportunity	Objective	Opportunity	Objective	Opportunity	Result	Opportunity

Financial Objective
Total distributable cash flow per unit	$2.30	30%	$2.61	60%	$3.00	90%	$2.29	0%
Operational Objectives:
Safety(1)	Meet industry standards	5%	Exceed industry standards by 10%	10%	Exceed our 2009 performance	15%		11.4%

Adjusted gross margin at 2010 budget prices(2)	25% below budget		At budget		25% above budget

Company-wide(3)	$226,195,443	5%	$301,593,924	10%	$376,992,405	15%	$275,983,878	8.3%

Oklahoma(4)	$81,782,533	5%	$109,043,378	10%	$136,304,222	15%	$107,908,129	9.8%

Texas(5)	$111,497,357	5%	$148,663,143	10%	$185,828,928	15%	$124,348,543	6.7%

Service throughput volume unit costs(2)	10% above budget		At budget		5% below budget

Company-wide(3)	$0.26	5%	$0.24	10%	$0.23	15%	$0.24	10.4%

Oklahoma(4)	$0.41	5%	$0.38	10%	$0.36	15%	$0.36	13.5%

Texas(5)	$0.21	5%	$0.19	10%	$0.18	15%	$0.18	12.8%

Personal Objective		5%		10%		15%		15%

TOTAL		50%		100%		150%		46.2%(6)

(1)	Level of achievement determined on a company-wide basis for all participants.

(2)	None of our named executive officers were evaluated solely on Rocky Mountains segment results.

(3)	Level of achievement for Messrs. Northcutt, Lawing and Luna was based upon performance on a company-wide basis for this objective.

(4)	Level of achievement for Ms. Robinson was based upon performance of the Oklahoma segment for this objective.

(5)	Level of achievement for Mr. Wade was based upon performance of the Texas segment for this objective.

(6)	Reflects average of actual results for all named executive officers.

MICP — Special Incentive Awards.  In addition to annual incentive awards, the MICP also provides the Compensation Committee with the ability to make special incentive awards in recognition of exemplary performance by a participant. Under the MICP, no participant may receive a special incentive award that exceeds 50% of his or her annual base salary during any calendar year. The Chief Executive Officer typically recommends to the Compensation Committee the amount of any special incentive award for each participant (other than for himself). Any actual bonus amounts are subject to final approval by the Compensation Committee.

In 2010, the Compensation Committee approved special incentive awards under our MICP for each of our named executive officers. The special incentive awards were made in recognition of our named executive officers’ contributions to accomplishments and initiatives during 2010 that we believe provide a foundation for growth in long-term unitholder value, specifically, a public offering of common units and private placement of preferred equity, initiation of a number of strategic growth projects and execution of key commercial agreements that support our strategic projects and include terms that provide for stable cash flows, all in furtherance of our mission.

2010 MICP Payout Amounts.  The table below reflects incentive compensation awards, including special incentive awards, under our MICP for 2010 for each of our named executive officers.

Named Executive Officer MICP Awards for 2010

	% of Financial	% of Operational
	Performance	Performance	Personal	2010	Special	2010	Payout as a
	Target	Targets	Performance	Target	Incentive	Approved	% of
Name	Achieved	Achieved	Result	Opportunity	Awards	Awards(1)	Target

R. Bruce Northcutt	0%	100%	150%	$280,000	$124,000	$250,000	89%
Douglas L. Lawing	0%	100%	150%	$127,500	$55,400	$112,800	88%
Carl A. Luna	0%	100%	150%	$122,500	$55,600	$110,700	90%
Sharon J. Robinson	0%	116%	150%	$133,356	$43,200	$109,600	82%
James E. Wade	0%	103%	150%	$135,000	$50,500	$112,500	83%

(1)	Includes amounts earned for operational and personal performance plus the amount of the special incentive award.

Awards to our named executive officers were settled with unit awards granted under our LTIP. These awards are not subject to vesting. The number of common units granted in settlement of 2010 MICP bonuses was determined by dividing the amount of each participant’s bonus approved by the Compensation Committee by $34.23, which was the closing price of a common unit as reported by the NASDAQ on February 15, 2011, the day preceding the day the Compensation Committee approved MICP awards for 2010. The awards were settled net of taxes.

2011 MICP.  In February 2011, the Compensation Committee adopted MICP guidelines for 2011, which provide for (i) a single financial objective — total distributable cash flow, (ii) operational objectives that relate to management of key capital projects, safety and implementation of significant company initiatives, and (iii) a personal objective. With the exception of Mr. Northcutt’s target incentive opportunity, which was increased to 80% of his base salary, the target incentive opportunities for our other named executive officers remain unchanged. Our Board decided to use total distributable cash flow as the financial objective for 2011 rather than total distributable cash flow per common unit (used in 2009 and 2010) so that bonus opportunities under our MICP would not be diluted by the issuance of equity. The table below summarizes target bonus opportunities for our named executive officers for 2011:

MICP Targets for 2011

	2011 Target		2011 Maximum
	Opportunity as a %	2011 Target	Opportunity as a %	2011 Maximum
Name	of Base Salary(1)	Opportunity(2)	of Base Salary(1)	Opportunity(2)

R. Bruce Northcutt	80%	$344,000	120%	$516,000
Douglas L. Lawing	50%	$136,250	75%	$204,375
Carl A. Luna	50%	$131,250	75%	$196,875
Sharon J. Robinson	50%	$142,250	75%	$213,375
James E. Wade	50%	$142,250	75%	$213,375

(1)	As a percentage of base salary in effect on or after April 1, 2011.

(2)	Estimate based on base salary in effect as of April 1, 2011.

In making the annual determination of the threshold, target and maximum levels for financial and operational objectives, the Compensation Committee and the Board consider the specific circumstances facing us during the relevant year as well as the level of difficulty in meeting our goals in recent years. Generally, the Compensation Committee seeks to set the threshold, target and maximum levels such that the relative challenge of achieving each level is consistent from year to year. The expectation that management will achieve the threshold level of performance is relatively high, while the achievement of the target level is considered reasonably likely and the achievement of maximum level performance is considered possible but not likely. In 2008 through 2010, performance levels for our financial objective approved by our Board were between 88% and 98% of budgeted amounts for threshold, between 100% and 120% of budgeted amounts for target, and between 115% and 150% of budgeted amounts for maximum.

The table below sets forth, for each of the last three completed fiscal years, the threshold, target and maximum goals established in advance for the financial objective and the actual results in each of those years.

MICP Financial Objective

Fiscal Year	Actual	Threshold	Target	Maximum	Payout(1)

2010 — Total distributable cash flow per unit	$2.29	$2.30	$2.61	$3.00	0%
2009 — Total distributable cash flow per unit	$2.46	$2.32	$2.85	$3.57	63%
2008 — Distributable cash flow per unit	$2.91	$2.40	$3.00	$3.60	93%

(1)	Reflects the percentage payout of participant target awards attributable to the financial objective for the period indicated.

The table below sets forth, for each of the last three completed fiscal years, the payout attributable to achievement of the operational objectives:

MICP Operational Objectives

Average
Fiscal Year	Payout

2010	105%
2009	110%
2008	96%

Long-Term Incentive Compensation

LTIP — We provide long-term incentive compensation through our LTIP. The Compensation Committee believes that annual opportunities to earn additional long-term incentive compensation are an integral part of a total compensation strategy that is consistent with market practice, retains key talent in very competitive markets and achieves an economic alignment between employee and unitholder interests. The size of awards made to named executive officers is determined after considering a number of factors, including (i) the individual’s position, scope of responsibility and ability to affect profits and unitholder value, (ii) the individual’s historic and recent performance, (iii) the value of LTIP awards in relation to other elements of compensation, (iv) the practices of our peer companies with respect to equity grants for comparable positions and (v) the projected compensation expense that we would be required to recognize under ASC 718 — Stock Compensation.

2010 Annual Grants.  After considering (i) the strategic importance of using equity-based compensation as a performance and retention incentive and aligning executive interests with unitholder interests, (ii) the effectiveness and efficiency of various forms of awards available under our LTIP to aid us in recruiting, retaining and motivating our executives, (iii) trends in incentive grant practices and programs utilized by our peer companies and (iv) the dilutive nature and compensation expense associated with proposed equity awards, the Compensation Committee determined that the form of award granted to our executive officers for 2010 should consist of 50% time-based phantom units and 50% performance-based phantom units. The time-based phantom units vest in three equal annual installments commencing May 15, 2011. The performance-based phantom units will cliff vest on May 15, 2013, provided that the performance goal, which is declaration of a specified annualized distribution per common unit, is met at any time during the three-year vesting period. The performance-based phantom units may vest at a threshold (50%), target (100%) or maximum (200%) level depending on the level of achievement of the performance goal.

In determining the number of time-based phantom units and performance-based phantom units granted to our named executive officers for 2010, we established a target award value, expressed as a percentage of base salary, for each executive. The target award value was established based on BDO’s review of market data, internal pay equity considerations and individual performance. Target award values for 2010 are shown in the table below:

2010 Annual LTIP Target Awards

Target Award
Value as a %
Name	of Salary

R. Bruce Northcutt	135%
Douglas L. Lawing	70%
Carl A. Luna	70%
Sharon J. Robinson	70%
James E. Wade	70%

To determine the number of time-based phantom units and performance-based phantom units granted to each named executive officer, we (i) multiplied the target award value by the named executive officer’s base salary, (ii) allocated 50% of the value to time-based phantom units and 50% to performance-based phantom units and (iii) then divided each of the resulting values by the expected value of a common unit. Expected values for both time-based and performance-based phantom units were determined by discounting the grant date value of a common unit to reflect a risk of forfeiture over applicable vesting periods. The expected value attributed to the time-based phantom units was $23.20 and the expected value for the performance-based phantom units was $20.01.

LTIP Awards to Mr. Wade.  In April 2010, in connection with Mr. Wade’s commencement of employment with us, the Compensation Committee approved awards of time-based phantom units, unit appreciation rights and long-term retention phantom units to him. The time-based phantom units and unit appreciation rights vest in five equal annual installments commencing on the anniversary of the date he commenced employment with us. The long-term retention phantom units will cliff vest on August 1, 2013.

The following table summarizes LTIP awards to our named executive officers during 2010:

Named Executive Officer LTIP Awards in 2010

	LTIP Awards
			Long-Term
	Time-Based	Performance-Based	Retention Phantom	Unit Appreciation
Name	Phantom Units(1)	Phantom Units(2)	Units(3)	Rights(3)

R. Bruce Northcutt	11,600	13,500	—	—
Douglas L. Lawing	3,800	4,500	—	—
Carl A. Luna	3,700	4,300	—	—
Sharon J. Robinson	4,100	4,700	—	—
James E. Wade	8,100	4,700	35,000	8,500

(1)	Reflects annual LTIP awards for all executives except for awards to Mr. Wade, which include 4,000 time-based phantom units granted in connection with his commencement of employment and 4,100 time-based phantom units granted as an annual award.

(2)	Reflects annual LTIP awards.

(3)	Granted in connection with commencement of employment.

Award Procedures.  The Compensation Committee has adopted formal procedures relating to the approval of awards under our LTIP. With respect to awards to our executive officers, these procedures provide that:

•	Annual awards to executive officers will be considered at the Compensation Committee’s second regular quarterly meeting each year and will be effective on the date of grant;

•	An award in settlement of incentive bonus awards will be effective on the date of grant;

•	An award to a new executive officer who is not an existing employee or independent contractor consultant of our company will be effective on the later of the date of approval by the Compensation Committee or commencement of employment;

•	An award to (i) a new executive officer who was already our existing employee or independent contractor consultant or (ii) an existing executive officer (other than in connection with the annual award process or in settlement of an incentive bonus award) will be effective on the first trading day of the month following the date of grant;

•	The exercise price for each award of options or UARs will be equal to the “fair market value” of our common units on the effective date of the grant, which, pursuant to the terms of the LTIP, will be the closing sales price of a common unit on such date (or, if there is no trading on such date, the preceding date on which there was trading) as reported in The Wall Street Journal;

•	The price used to determine the amount of an award to settle an incentive bonus payment is the “fair market value” of our common units on the day preceding the day the Compensation Committee approves the award; and

•	The price used to determine the amount of an annual or other award made to an existing employee or independent contractor consultant will be the average closing price of a common unit for the ten trading days ending on the last day of the month preceding the award.

Prior to adoption of these formal procedures, all awards to executive officers were effective as of the later of the date of the requisite approval of the award or the date of commencement of employment, with the exercise price equal to the “fair market value” of a common unit on such date, as defined in the LTIP.

Deferred Compensation Plan

In December 2008, the Compensation Committee approved our Deferred Compensation Plan, or DCP, and related participation agreements, which impose company performance requirements prior to payout of deferred amounts to certain of our named executive officers. Under the DCP and related participation agreements, 5% of the 2009 base salaries in effect on January 1, 2009 for Mr. Northcutt, Mr. Lawing and Ms. Robinson was deferred and will not be paid unless and until we have generated cumulative distributable cash flow of at least $4.00 per common unit within a period of four consecutive quarters, referred to as the DCF Target. (For a discussion of how we calculate distributable cash flow and a reconciliation of this measure for historical periods to net income, its most directly comparable GAAP measure, please see Appendix A to this proxy statement). However, deferred amounts would be paid earlier upon a change in control of our company, in the event of the participant’s death or disability, or upon termination of employment by the participant for “good reason” or by us other than for “cause” as defined in the participation agreements. If the DCF Target has not been met after determination of distributable cash flow for the fourth quarter of 2015, outstanding deferred amounts will be forfeited. No amounts were deferred under our DCP during 2010. For a summary of amounts accrued, paid or forfeited under our DCP during 2010, see the Nonqualified Deferred Compensation table below.

Management Change in Control Severance Plan

We adopted our CICP to ensure that our executive officers will perform their roles for an extended period of time in the context of a change in control of our company. We believe that the CICP is an important retention tool and that the benefits it provides to our named executive officers are similar to those provided by other companies against whom we compete for talent. In August 2010, we amended our CICP to extend its term to December 31, 2012, subject to automatic annual extensions, increase the benefits for three of our named executive officers to reflect market levels and provide additional procedural protections for our executive officers.

The CICP provides that if a participant’s employment is terminated in connection with a “change in control” as defined in the CICP, the participant will be entitled to benefits if (i) the termination is by us for reasons other than for “cause” or (ii) the termination is by the participant for “good reason,” in each case as defined in the CICP. Upon such termination, a participant will be entitled to receive a lump-sum payment in the amount of the participant’s annual base salary plus the participant’s target bonus under the MICP, the sum of which is multiplied by (i) 300% for

Mr. Northcutt, (ii) 250% for Messrs. Lawing and Luna and (iii) 200% for Ms. Robinson and Mr. Wade. In addition, the participants will be entitled to continued health insurance benefits for up to 18 months. For further description of our CICP, see “Potential Payments upon Termination or Change in Control — Management Change in Control Severance Plan” below.

Retirement Savings Plan

All of our employees age 21 or older, including our named executive officers, may participate in our 401(k) Retirement Savings Plan, or 401(k) Plan. We provide this plan to help our employees save for retirement in a tax-efficient manner. For 2010, each employee could have made pre-tax contributions of up to $16,500 ($22,000 if the employee is age 50 or older) of his or her compensation. For the fiscal year ended December 31, 2010, we elected not to make company safe harbor non-elective contributions to the 401(k) Plan. For 2011, we will match employee contributions up to 3% of base pay for each employee employed by us on December 31, 2011.

Health and Welfare Benefits

All eligible employees, including our named executive officers, may participate in our health and welfare benefit programs, including medical, dental and vision care coverage, disability insurance and life insurance.

Perquisites

In connection with Mr. Wade’s commencement of employment with us and relocation to our corporate headquarters, we reimbursed him $3,000 for travel expenses and paid $31,798 for his moving and temporary living expenses. We did not provide perquisites or other personal benefits exceeding a total value of $10,000 to any other executive officer.

Clawback Provisions

In February 2010, our Board amended our MICP to include a “clawback” provision. The clawback provision applies if we fail to comply with securities laws and are required to restate our financial results due to misconduct. The clawback will be triggered if our Board or Audit Committee determines that an MICP participant engaged in fraudulent, willful or grossly negligent misconduct that contributed to the need for a restatement or was knowingly or grossly negligent in failing to prevent such misconduct. Under these circumstances, for any year affected by the restatement, we could require the MICP participant to repay the portion of his or her bonus, that would not have been paid had our financial results been properly reported. Additionally, if our Board or Audit Committee concludes that an MICP participant has engaged in fraud, embezzlement or other similar misconduct materially detrimental to us, then we could require the participant to repay all MICP awards he or she received for the years during which the misconduct occurred.

In February 2011, our Board amended our MICP to add an additional “clawback” provision enabling us to require repayment of bonuses to the extent needed to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations adopted under the Act.

Unit Ownership Guidelines

Unit ownership guidelines have not been implemented by the Compensation Committee for our executive officers. We will continue to periodically review best practices and re-evaluate our position with respect to unit ownership guidelines.

Insider Trading Policy

Our Insider Trading Policy states that our directors, executive officers and employees, including our named executive officers, may not buy our units on margin, engage in short sales with respect to our units or purchase or sell options of any kind, whether puts or calls or any other derivative securities related to our units.

Accounting for Unit-Based Compensation

We account for awards under our LTIP in accordance with the requirements of ASC 718 - Stock Compensation, which requires the grant date fair value of the award to be recognized as compensation expense over the vesting period of the award. When determining whether to grant equity awards and the appropriate size of those awards, the Compensation Committee considers the projected compensation expense we would recognize in connection with an award. For additional information, please read Note 6, “Members’ Capital and Distributions — Accounting for Equity-Based Compensation” to our consolidated financial statements included in Item 8 in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information with respect to the compensation paid to our named executive officers for the fiscal years ended December 31, 2010, 2009 and 2008.

Summary Compensation Table for 2010

				Option/	Non-Equity
			Unit	UAR	Incentive Plan	All Other
		Salary	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)(1)(2)	($)(1)	($)	($)(3)(4)	($)

R. Bruce Northcutt	2010	400,000	864,729	—	—	—	1,264,729
President and Chief	2009	320,833	536,292	58,147	—	—	915,272
Executive Officer	2008	305,000	269,705	—	—	6,900	581,605
Douglas L. Lawing	2010	255,000	316,394	—	—	—	571,394
Executive Vice President,	2009	240,000	171,795	36,228	—	—	448,023
General Counsel and Secretary
Carl A. Luna	2010	245,000	306,969	—	—	—	551,969
Senior Vice President and	2009	198,265	118,761	19,484	—	—	336,510
Chief Financial Officer
Sharon J. Robinson	2010	266,667	325,365	—	—	—	592,032
Senior Vice President;	2009	245,000	178,217	36,836	—	—	460,053
President and Chief Operating Officer,	2008	245,000	181,965	—	—	6,900	433,865
Oklahoma and Rocky Mountains
James E. Wade	2010	200,596 (5)	1,308,767 (6)	29,070	—	34,798	1,573,231
Senior Vice President;
President and Chief Operating Officer, Texas

(1)	The amounts included in the “Unit Awards” and “Option/UAR Awards” columns reflect the grant-date fair value of phantom unit, UAR and unit awards calculated in accordance with ASC 718 — Stock Compensation. Assumptions used in the calculation of these amounts are discussed in Note 6, “Members’ Capital and Distributions — Accounting for Equity-Based Compensation” to our consolidated financial statements included in Item 8 in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Because these amounts reflect our accounting expense for these awards, they do not necessarily reflect the actual value that will be recognized by the named executive officer.

(2)	Includes LTIP awards used to settle MICP bonuses earned in applicable year, but paid in subsequent fiscal year.

(3)	Reflects our contributions to the 401(k) Plan for each named executive officer.

(4)	Except for travel, moving and temporary housing expenses for Mr. Wade, the company did not provide perquisites and other personal benefits exceeding a total value of $10,000 to any named executive officer.

(5)	Reflects base salary paid from April 5, 2010 through December 31, 2010.

(6)	The value of LTIP awards made to Mr. Wade in connection with his commencement of employment with us was determined after consideration of compensation he would forfeit upon termination of employment with his prior employer.

Grants of Plan-Based Awards during 2010

										Options/UAR
										Awards:		Grant
										Number of	Exercise	Date
		Grant	Estimated Future			Estimated Future			Unit	Securities	or Base	Fair
		Date for	Payouts Under Non-Equity			Payouts Under Equity			Awards:	Underlying	Price of	Value for
		Equity-	Incentive Plan Awards(1)			Incentive Plan Awards(2)(3)			Number of	Options/	Option	Unit
	Award	Based	Threshold	Target	Maximum	Threshold	Target	Maximum	Units(3)	UAR(3)	Awards	Awards(4)
Name	Type	Awards	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($)	($)

R. Bruce Northcutt	MICP	2/17/2010	0	280,000	420,000	—	—	—	—	—	—	—
	Time-Based Units	6/4/2010	—	—	—	—	—	—	11,600	—	—	282,808
	Performance- Based	6/4/2010	—	—	—	0	13,500	27,000	—	—	—	329,130
	Units
Douglas L. Lawing	MICP	2/17/2010	0	127,500	191,250	—	—	—	—	—	—	—
	Time-Based Units	6/4/2010	—	—	—	—	—	—	3,800	—	—	92,644
	Performance- Based	6/4/2010	—	—	—	0	4,500	9,000	—	—	—	109,710
	Units
Carl A. Luna	MICP	2/17/2010	0	122,500	183,750	—	—	—	—	—	—	—
	Time-Based Units	6/4/2010	—	—	—	—	—	—	3,700	—	—	90,206
	Performance- Based	6/4/2010	—	—	—	0	4,300	8,600	—	—	—	104,834
	Units
Sharon J. Robinson	MICP	2/17/2010	0	133,356	200,034	—	—	—	—	—	—	—
	Time-Based Units	6/4/2010	—	—	—	—	—	—	4,100	—	—	99,958
	Performance- Based	6/4/2010	—	—	—	0	4,700	9,400	—	—	—	114,586
	Units
James E. Wade	MICP	2/17/2010	0	135,000	202,500	—	—	—	—	—	—	—
	UARs	4/5/2010	—	—	—	—	—	—	—	8,500	25.14	29,070
	Time-Based Units	4/5/2010	—	—	—	—	—	—	39,000 (5)	—	—	980,460
	Time-Based Units	6/4/2010	—	—	—	—	—	—	4,100	—	—	99,958
	Performance- Based	6/4/2010	—	—	—	0	4,700	9,400	—	—	—	114,586
	Units

(1)	The columns under this heading reflect award opportunities under our MICP for 2010 and the threshold, target and maximum amounts that could have been paid to the named executive officers based upon achievement of 2010 financial, operational and personal objectives. These awards were settled with unit awards under our LTIP and the grant date fair value for the award for each named executive officer for 2010 are set forth in the Summary Compensation Table for 2010 under “Unit Awards.”

(2)	The columns under this heading reflect awards of performance-based phantom units during 2010 and the minimum, target and maximum amounts that could be paid to the named executive officer with respect to such awards based upon achievement of the performance objective.

(3)	The columns under these headings reflect awards under our LTIP during 2010.

(4)	This column reflects the grant date fair value for each award, under ASC 718 — Stock Compensation, granted to each named executive and is based upon the fair value on the date of grant. The grant date fair value is the aggregate amount we would expense in our financial statements over the award’s vesting period and does not necessarily reflect actual amounts received by the named executive officer.

(5)	Includes 35,000 long-term retention phantom units.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

The following is a discussion of material factors necessary to gain an understanding of the information disclosed in the Summary Compensation Table for 2010 and the Grants of Plan-Based Awards during 2010 table.

Employment Agreements with Named Executive Officers

The only employment agreements we have with our named executive officers are with Mr. Northcutt, Ms. Robinson and Mr. Wade.

Mr. Northcutt.  In connection with Mr. Northcutt’s commencement of employment in April 2003, we entered into an employment agreement with him to ensure he would perform his role for a reasonable minimum period of time. The initial term of Mr. Northcutt’s employment agreement expired in April 2005, but the agreement automatically continues from year-to-year thereafter until terminated by Mr. Northcutt or by us. The employment agreement provided for an initial annual base salary of $200,000, which as a result of periodic review and promotion to his current position is currently $430,000. The agreement also provides for an annual incentive bonus opportunity initially targeted at 50% of his base salary, which is now 80% and is payable in the discretion of our Compensation Committee, taking into account his individual performance and our financial performance during the preceding year. Mr. Northcutt’s right with respect to this annual incentive bonus is governed by the terms of our MICP, rather than his employment agreement, for so long as the MICP, or a successor bonus incentive plan, remains in effect. Additionally, Mr. Northcutt is eligible to participate in all other benefit programs for which employees are generally eligible. The agreement provides for severance and change in control benefits as described below in the section titled “Potential Payments upon Termination or Change in Control.”

Ms. Robinson.  In connection with our acquisition of ScissorTail in August 2005, we entered into an employment agreement with Ms. Robinson, who had served as Vice President, Commercial Activities of ScissorTail since June 2003, to ensure continuity of management. Ms. Robinson now serves as our Senior Vice President and as President and Chief Operating Officer of our Oklahoma subsidiaries and our wholly owned Rocky Mountain subsidiaries.

Ms. Robinson’s employment agreement had an initial term that expired on August 1, 2007, but it automatically continues from year-to-year thereafter until terminated by Ms. Robinson or us upon 30 days’ written notice prior to the expiration of the applicable term. The agreement provided for an initial annual base salary of $150,000, which as a result of periodic review and promotion to her current position is now $284,500. The agreement also provides for an annual incentive bonus opportunity initially targeted at 35% of Ms. Robinson’s base salary, which is now 50% of her base salary. The annual incentive bonus is governed by the terms of our MICP, or any successor incentive bonus plan. Additionally, Ms. Robinson is eligible to participate in all other benefit programs for which employees are generally eligible. Ms. Robinson’s employment agreement also includes provisions relating to non-competition, non-solicitation of customers and employees and confidentiality. The agreement provides for severance and change in control benefits as described below under “Potential Payments upon Termination or Change in Control.”

Mr. Wade.  We entered into an employment agreement with Mr. Wade in connection with his employment with us as our Senior Vice President and as President and Chief Operating Officer of our Texas wholly owned subsidiaries to ensure he would perform his role for a reasonable minimum period of time. Mr. Wade’s employment agreement has an initial term that expires on April 4, 2013, but it automatically continues from year-to-year thereafter until terminated by Mr. Wade or us upon 60 days’ written notice prior to the expiration of the applicable term. The agreement provided for an initial annual base salary of $270,000, which was increased to $284,500 for 2011. The agreement also provides for an annual incentive bonus opportunity targeted at 50% of Mr. Wade’s base salary. The annual incentive bonus is governed by the terms of our MICP, or any successor incentive bonus plan. Additionally, Mr. Wade is eligible to participate in all other benefit programs for which employees are generally eligible. Mr. Wade’s employment agreement also includes provisions relating to non-competition, non-solicitation of customers and employees and confidentiality. The agreement provides for severance and other change in control benefits as described below under “Potential Payments upon Termination or Change in Control.”

Outstanding Equity Awards at December 31, 2010

												Performance-Based
												Phantom Units
														Equity
									Time-Based Phantom			Equity		Incentive
	Option/UAR Awards						Unit Awards		Units			Incentive		Awards:
	Number of							Market			Market	Plan		Market
	Securities	Number of						Value of			Value of	Awards:		Value of
	Underlying	Securities		Option/			Number of	Restricted	Number of		Phantom	Number		Phantom
	Unexercised	Underlying		UAR	Option/		Restricted	Units that	Phantom		Units that	of Phantom		Units that
	Exercisable	Unexercisable		Exercise	UAR		Units that	have not	Units that		have not	Units that		have not
	Options/	Options/		Price	Expiration		have not	Vested	have not		Vested	have not		Vested
Name	UARs	UARs		($)	Date		Vested	($)(1)	Vested		($)(1)	Vested		($)(1)

R. Bruce Northcutt	30,000	—		10.00	11/15/14		1,148 (2)	38,745	7,040	(3)	237,600	1,376	(4)	46,440
	12,496	3,124	(5)	23.25	05/25/16				2,142	(6)	72,293	13,500	(7)	455,625
	3,820	15,280	(8)	15.09		(8)			11,600	(6)	391,500
									2,244	(9)	75,735
									50,000	(10)	1,687,500
									12,500	(11)	421,875
Douglas L. Lawing	—	—					604 (2)	20,385	4,400	(3)	148,500	793	(4)	26,764
	6,560	1,640	(5)	23.25	05/25/16				1,236	(6)	41,715	4,500	(7)	151,875
	2,380	9,520	(8)	15.09		(8)			3,800	(6)	128,250
									1,232	(9)	41,580
									33,000	(12)	1,113,750
Carl A. Luna	20,528	5,132	(5)	23.25	05/25/16		1,016 (2)	34,290	2,320	(3)	78,300	433	(4)	14,614
	1,280	5,120	(8)	15.09		(8)			672	(6)	22,680	4,300	(7)	145,125
									3,700	(6)	124,875
									704	(9)	23,760
									18,000	(12)	607,500
Sharon J. Robinson	—	—					448 (2)	15,120	4,480	(3)	151,200	810	(4)	27,338
	—	1,220	(5)	23.25	05/25/16				1,260	(6)	42,525	4,700	(7)	158,625
	2,420	9,680	(8)	15.09		(8)			4,100	(6)	138,375
									768	(9)	25,920
									33,000	(12)	1,113,750
James E. Wade	—	8,500	(13)	25.14	04/05/20		—	—	4,000	(14)	135,000	4,700	(7)	158,625
									35,000	(12)	1,181,250
									4,100	(6)	138,375

(1)	Based on the closing sales price of our common units of $33.75 on December 31, 2010.

(2)	These restricted units vest on August 15, 2011.

(3)	These phantom units vest in four equal annual installments beginning May 15, 2011.

(4)	These performance-based phantom units vest on May 15, 2011 if performance targets are met and include an opportunity to earn bonus units up to 50% of the award on such date if a performance target for the three year period ending April 30, 2011 is met.

(5)	These unit options fully vest on May 25, 2011.

(6)	These phantom units vest in three equal annual installments beginning May 15, 2011.

(7)	These performance-based phantom units cliff vest on May 15, 2013 if the performance goal is met at any time during the three year vesting period and may vest at a threshold (50%), target (100%) or maximum (200%) level depending on the level of achievement of the performance goal.

(8)	These UARs vest in four equal annual installments beginning January 1, 2011. Each tranche is exercisable for the period beginning on the vesting date and ending on the March 15 following the calendar year of vesting.

(9)	These phantom units vest in two equal annual installments beginning May 15, 2011.

(10)	These phantom units cliff vest on August 1, 2014.

(11)	These phantom units cliff vest on December 1, 2015.

(12)	These phantom units cliff vest on August 1, 2013.

(13)	These unit appreciation rights vest in five equal annual installments beginning April 5, 2011.

(14)	These phantom units vest in five equal annual installments beginning April 5, 2011.

Option Exercises and Stock Vested in 2010

	Option Awards			Unit Awards
				Number of Units
	Number of Units	Value Realized on		Acquired	Value Realized
Name	Exercised	Exercise ($)		on Vesting	on Vesting ($)

R. Bruce Northcutt	—	—		1,148	31,547	(1)
	—	—		1,122	28,196	(2)
	—	—		714	17,943	(2)
	—	—		1,377	34,604	(2)
	—	—		1,760	44,229	(2)
Douglas L. Lawing	15,200	313,728	(3)	604	16,598	(1)
	—	—		616	15,480	(2)
	—	—		412	10,354	(2)
	—	—		793	19,928	(2)
	—	—		1,100	27,643	(2)
Carl A. Luna	—	—		1,016	27,920	(1)
	—	—		352	8,846	(2)
	—	—		224	5,629	(2)
	—	—		433	10,881	(2)
	—	—		580	14,575	(2)
Sharon J. Robinson	18,894	196,309	(4)	3,277	91,723	(5)
	4,722	52,178	(6)	448	12,311	(1)
	2,440	19,630	(7)	384	9,650	(2)
	2,440	21,167	(8)	420	10,555	(2)
	—	—		810	20,355	(2)
	—	—		1,120	28,146	(2)
James E. Wade	—	—		—	—

(1)	Based on the closing sales price of $27.48 on the August 15, 2010 vesting date.

(2)	Based on the closing sales price of $25.13 on the May 15, 2010 vesting date.

(3)	Based on closing sales price of $30.64 on the December 20, 2010 exercise date and an exercise price of $10.00.

(4)	Based on closing sales price of $30.64 on the December 20, 2010 exercise date and an exercise price of $20.25.

(5)	Based on the closing sales price of $27.99 on the August 1, 2010 vesting date.

(6)	Based on closing sales price of $31.30 on the December 21, 2010 exercise date and an exercise price of $20.25.

(7)	Based on closing sales price of $31.30 on the December 20, 2010 exercise date and an exercise price of $23.255.

(8)	Based on closing sales price of $31.93 on the December 23, 2010 exercise date and an exercise price of $23.255.

Nonqualified Deferred Compensation

	Executive	Aggregate	Aggregate
	Contributions	Withdrawals/	Balance at
	during	Distributions	December 31,
Name	2010 ($)	during 2010 ($)	2010 ($)(1)

R. Bruce Northcutt	0	0	12,708
Douglas L. Lawing	0	0	12,000
Carl A. Luna	0	0	0
Sharon J. Robinson	0	0	12,250
James E. Wade	0	0	0

(1)	The DCP does not provide for interest or other earnings to accrue on amounts deferred under the plan. Amounts disclosed in this column were included in the executive’s “Salary” amount for the 2009 calendar year in the Summary Compensation Table for 2010 above.

In December 2008, we adopted our DCP in which our named executive officers are eligible to participate. The DCP is an unfunded plan, with participant accounts represented solely as bookkeeping entries, and distributions or account settlements paid from our general assets at the time of the distribution. In order to defer compensation pursuant to the DCP, participants must execute a participation agreement prior to the year in which the deferred compensation will be earned. The deferral may relate to a portion of the participant’s “base compensation” (which is defined as a participant’s base salary) and/or a portion of the participant’s “bonus” (which is defined as the bonus payable under the MICP, or any successor incentive bonus plan). The Compensation Committee may determine which portions of the participant’s base compensation or bonus can be deferred pursuant to the participation agreement for a given year.

An executive’s participation agreement to defer base compensation for any year will become irrevocable on December 31 of the calendar year immediately prior to the year in which the deferred base compensation will be earned, while a participation agreement to defer portions of a bonus will become irrevocable on June 30th of the calendar year to which the bonus relates. The deferred amounts may be subject to a vesting schedule as determined by our Compensation Committee and set forth in the terms and conditions of the applicable participation agreement, although certain events described below, may accelerate such a vesting schedule. Any amounts distributed to a participant with regard to his or her DCP account will be paid in cash.

Pursuant to the participation agreements under our DCP applicable to the 2009 calendar year, 5% of the 2009 base salaries for Mr. Northcutt, Mr. Lawing and Ms. Robinson was deferred and will not become payable unless and until we have achieved the DCF Target, or under certain other conditions as described below. If the DCF Target has not been achieved following our determination of distributable cash flow for the fourth quarter of 2015, any outstanding deferred amounts related to the 2009 calendar year will be forfeited.

The DCP accounts will receive accelerated vesting and become payable upon: (i) a “change in control” of our company or (ii) a termination of the participant’s employment due to the participant’s death or “disability,” a voluntary resignation by the participant for “good reason,” or by us other than for “cause.” The terms “change in control,” “disability,” “good reason,” and “cause” applicable to the DCP are summarized in “Potential Payments upon Termination or Change in Control — Definitions” below. Distributions may also be made from the DCP accounts for the following events, although only as to amounts that are vested as of the date of the distribution: (a) to fulfill a domestic relations order; (b) to comply with a certificate of divestiture; (c) to pay employment taxes on the deferred compensation; or (d) upon an “unforeseeable emergency.” An “unforeseeable emergency” means (i) a severe financial hardship resulting from illness or accident of the participant, or the participant’s spouse, beneficiary or dependent; (ii) a loss of the participant’s property due to casualty; or (iii) a similar extraordinary and unforeseeable circumstance that has arisen outside of the participant’s control, as permitted by Treasury Regulation 1.409A-1(e).

No interest is credited to participant’s account balances under the terms of the DCP. There are also no company contributions or matches made to DCP accounts.

Potential Payments upon Termination or Change in Control

Our compensation plans and our employment agreements with Mr. Northcutt, Ms. Robinson and Mr. Wade provide our named executive officers with certain payments or benefits that become due upon termination of their employment or upon a change in control of our company. The plans or agreements and circumstances triggering such payments or benefits are described below. The descriptions in this section should be reviewed together with the definitions under “Definitions” and the table under “Quantification of Potential Payments Upon Termination or Change in Control.”

The arrangements and plans that provide change in control benefits to our employees, such as our CICP, were adopted to ensure that our named executive officers will perform their roles for an extended period of time in the context of a change in control of our company. We believe that providing severance benefits to our executives in certain situations is also an important retention tool and that the benefits it provides to our named executive officers are similar to those provided by other companies against whom we compete for talent.

Employment Agreements

Pursuant to his or her respective employment agreement, if Mr. Northcutt’s, Ms. Robinson’s or Mr. Wade’s employment is terminated for “cause” (as defined in his or her employment agreement), or in the event of his or her death or disability, or if the executive voluntarily resigns (without “good reason” in the case of Mr. Northcutt), then he or she is entitled to receive any accrued but unpaid base salary, unused vacation time and any amount to which he or she is entitled pursuant to the company’s incentive plans.

If Mr. Northcutt’s employment is terminated by us for any reason other than cause, death or disability, or if Mr. Northcutt terminates his employment for “good reason” (as defined in his employment agreement), then he is entitled to the following: (i) a lump sum severance payment equal to one year of base salary payable within 30 days of his date of termination; (ii) continuation of insurance benefits for one year following termination of employment; and (iii) reimbursement of reasonable fees incurred for executive outplacement services.

If Ms. Robinson’s employment is terminated by us for any reason other than cause, death or disability, or upon termination of employment by us within one year following a “change in control” (as defined in the employment agreement) of our company or of ScissorTail, she is entitled to the following: (i) a lump sum severance payment equal to one year of base salary; (ii) continuation of insurance benefits for one year following termination of employment; (iii) a pro-rata bonus pursuant to the terms of the MICP, or any successor incentive bonus plan; and (iv) the automatic vesting of outstanding awards under our LTIP.

If Mr. Wade’s employment is terminated by us for any reason other than cause, death or disability before the expiration of the primary term on April 4, 2013, he is entitled to the following: (i) a lump sum severance payment equal to two times the sum of his base salary and target bonus; and (ii) continuation of insurance benefits for the greater of one year following termination of employment or the remainder of the primary term (not to exceed the maximum periods provided for under the Consolidated Omnibus Budget Reconciliation Act, or COBRA). If Mr. Wade’s employment is terminated by us within one year following a change in control of our company without “cause” or by Mr. Wade for “good reason” (as defined in our CICP), in lieu of the amounts described in the preceding sentence he is entitled to (i) the greater of severance amounts to which he would be entitled to under our CICP (determined at the time of his commencement of employment) or an amount to which he may be entitled to under any successor change in control severance plan; and (ii) continuation of insurance benefits for the greater of the period described above or the period provided for under our CICP. Additionally, upon a change of control of our company, all of Mr. Wade’s outstanding LTIP awards would automatically vest.

Severance Arrangements

Other than our CICP described below, with respect to our named executive officers, the only individual severance arrangements in place are those reflected in employment agreements with Mr. Northcutt, Ms. Robinson and Mr. Wade.

MICP

An MICP participant, including our named executive officers, whose employment with us ceases by reason of death, disability or retirement on or after reaching age 65 or, prior to age 65 if approved by the Compensation Committee, or an MICP participant whose employment is terminated by us without “cause,” is eligible for a pro-rata portion of his or her target MICP award for the year of termination through the participant’s termination date. In addition, an MICP participant is entitled to a pro-rata portion of his or her target award if the termination of employment occurs in connection with a change in control of our company.

LTIP

Our LTIP provides that, upon a change in control of our company, all awards outstanding under our LTIP, including those held by our named executive officers, will become fully vested pursuant to the terms of the LTIP (regardless of whether employment is terminated by us). In addition, Ms. Robinson’s LTIP awards fully vest upon a change in control of ScissorTail.

Additionally, our LTIP provides that if a grantee’s employment is terminated for any reason, the grantee’s options awards will be automatically forfeited except as otherwise provided in the award agreement or determined by the Compensation Committee in its discretion. Our existing LTIP award agreements with our named executive officers provide as follows:

•	Option award agreements provide that options will become fully vested upon death or disability (and must be exercised within one year of this vesting), will be forfeited upon termination “for cause,” and otherwise may be exercised for a limited period following termination of employment.

•	Annual UAR award agreements provide that UARs will become fully vested upon death or disability (and must be exercised by the March 15 following the calendar year of vesting), will be forfeited upon termination “for cause,” and otherwise may be exercised for a limited period following termination of employment.

•	Restricted unit awards provide that the restricted units will become fully vested upon death, disability or termination other than “for cause” and otherwise will be forfeited upon termination of employment.

•	Annual phantom unit awards provide that the phantom units will become fully vested upon death, disability and in some cases, retirement, and will be forfeited upon termination of employment for any other reason.

•	Performance-based phantom unit awards provide that the phantom units will vest at the target level upon death or disability, and will be forfeited upon termination of employment for any other reason.

•	Long-term retention phantom unit awards provide that the phantom units will vest on a pro-rata basis upon death, disability or termination of employment by the company for reasons other than “cause” (except for the award to Mr. Wade in connection with his commencement of employment with us which will fully vest), and will be forfeited upon termination of employment for any other reason.

Management Change in Control Severance Plan

Our CICP provides that if a participant’s employment is terminated in connection with a “change in control” as defined in the CICP, the participant would be entitled to benefits if (i) the termination is by us other than for “cause” or (ii) the termination is by the participant for “good reason,” in each case as defined in the CICP. Upon such termination, a participant would be entitled to receive a lump-sum severance payment in the amount of the participant’s annual base salary plus the participant’s target bonus under the MICP, the sum of which is multiplied by 300% for Mr. Northcutt, 250% for Messrs. Lawing and Luna and 200% for Ms. Robinson and Mr. Wade. Additionally, the CICP provides for continued health insurance benefits for up to 18 months and reimbursement of certain legal fees and expenses incurred by participants contesting in good faith any issue arising under the CICP.

Our CICP provides that if the aggregate of payments due under the CICP is greater than the aggregate of payments due under any individual severance agreement or employment agreement, payments made under our CICP will be in lieu of payments owed under any such other arrangement or agreement. If the aggregate of payments due under our CICP is less than the aggregate of payments due under any individual severance agreement or employment agreement, then payments made under such arrangement or agreement will be in lieu of payments under our CICP.

Our CICP provides that the term of the CICP will expire on December 31, 2012, subject to automatic extensions; provided however, the CICP will continue in effect for a period of not less than 18 months following the occurrence of a change in control, and shall in no event expire following such change in control until the date that all participants who have become entitled to any benefits shall have received payment in full of all such benefits.

In the event that any of the payments or benefits provided for under our CICP otherwise would constitute an “excess parachute payment” (as defined in Section 280G of the Internal Revenue Code), the amount of payments or benefits would be reduced to the maximum level that would not result in excise tax under Section 4999 of the Internal Revenue Code if such reduction would cause the executive to retain an after-tax amount in excess of what would be retained if no reduction were made.

Deferred Compensation Plan

The terms of the participation agreements under our DCP with our named executive officers provide that amounts deferred would be paid upon the officer’s death, disability, termination of employment for reasons other than cause or for good reason and upon a change in control. If the DCF Target for the 2009 deferrals has not been met after the determination of distributable cash flow for the fourth quarter of 2015, outstanding deferred amounts will be forfeited. The DCP payment terms are described more fully above in the section entitled “Nonqualified Deferred Compensation.”

Definitions

The employment agreements with certain of our named executive officers, our MICP, LTIP, CICP and DCP generally use the following terms:

“Change in control” means the occurrence of any of the following events:

•	the acquisition by any person, other than us or our affiliates, of direct or indirect “beneficial ownership” of our securities representing more than 50% of the combined voting power of our then outstanding securities entitled to vote generally in the election of directors;

•	the consummation of a reorganization, merger, consolidation or other form of business transaction or series of business transactions, with respect to which persons who were our members immediately prior to such reorganization, merger or consolidation or other transaction do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities;

•	the sale, lease or disposition (in one or a series of related transactions) of all or substantially all our company’s assets to any person other than to us or our affiliates;

•	a change in the composition of our Board, the result of which is that fewer than a majority of our directors are “incumbent directors;” or

•	the approval by our Board or our members of a complete or substantially complete liquidation or dissolution.

“Change in control of ScissorTail” means the occurrence of any of the following events:

•	the consummation of a reorganization, merger, consolidation or other form of business transaction or series of business transactions, with respect to which we or an affiliate who was the owner of all of the outstanding membership interests of ScissorTail immediately prior to such reorganization, merger or consolidation or other transaction does not, immediately thereafter, own more than 50% of the outstanding membership interests of ScissorTail;

•	the sale, lease or disposition (in one or a series of related transactions) by us or an affiliate of all or substantially all of ScissorTail’s assets to any person other than to us or our affiliates;

•	the approval by our Board or ScissorTail of a complete or substantially complete liquidation or dissolution of ScissorTail.

“Cause” means: (i) gross negligence or willful misconduct in the performance of duties and services; (ii) willful and continued failure to substantially perform duties and other obligations (for reasons other than physical or mental incapacity); (iii) the commission of any fraudulent act or dishonesty in the course of employment or provision of services; or (iv) conviction of or plea of guilty to any felony that requires an intentional, knowing or reckless mental state (or any such equivalent mental state) under a criminal code, whether or not committed in the course of employment.

“Disability” is determined by our Compensation Committee under our MICP and, under our DCP and LTIP, means entitled to benefits under our long-term disability plan. Our employment agreements provide that a disability has occurred when the executive is incapacitated by accident, sickness or other circumstance that renders him or her incapable of performing required duties.

“Good Reason” means any of the following that occurs without the participant’s prior written consent and either (i) upon a change in control or within 18 months thereafter, or (ii) after the entry into a binding change in control agreement but prior to the consummation of such change in control or the abandonment or termination of such binding change in control agreement:

•	a material diminution in base salary (without limiting the interpretation of “material,” a 5% or greater reduction in base salary would be deemed “material” in all circumstances);

•	a material diminution in authority, duties, or responsibilities, including, under our CICP, failure to continue to be an executive officer of a public company and failure of a successor to us to assume the CICP;

•	a requirement that a participant report to a supervisor, whose authority, duties, or responsibilities are materially diminished in comparison to the authority, duties and responsibilities of the supervisor to whom the participant reported prior to the change in control;

•	a material diminution in the budget over which the participant retains authority;

•	reassignment of the participant to any office located more than 25 miles from the location of participant’s then current assignment; or

•	any other action or inaction that constitutes a material breach by the company of any employment agreement under which a participant provides services.

For amounts payable under all of these severance provisions, please read the “Termination and Change in Control Payments” table and the accompanying footnotes.

Quantification of Potential Payments upon Termination or Change in Control

The following is a summary of the estimated payments that would have been made to each named executive officer, assuming termination of such officer’s employment on December 31, 2010 under various scenarios, or assuming a change in control of our company on that date. In accordance with SEC rules, the estimated payments were determined under the terms of our plans and arrangements as in effect on December 31, 2010, which are described in our “Compensation Discussion and Analysis.” Because the payments to be made to a named executive officer depend on various factors that can only be ascertained on the date of a triggering event, the actual amounts to be paid upon termination of employment can only be determined with certainty at the time of the event.

Termination and Change in Control Payments

					Acceleration of
				Group	Unvested
		Salary	Bonus	Insurance	Equity(1)	Other Comp	Total
Name	Event	($)	($)	($)	($)	($)	($)

R. Bruce Northcutt	Termination following Change in Control(2)	1,200,000	840,000	31,040	3,768,477	13,249	5,852,766
	Termination for Cause(3)	0	0	0	0	13,249	13,249
	Termination by Executive for Good Reason(4)	400,000	0	20,693	0	38,249	458,942
	Termination Without Cause(5)	400,000	280,000	20,693	732,238	38,249	1,471,181
	Retirement(6)	0	280,000	0	75,735	13,249	368,984
	Death(7)	0	280,000	0	2,751,239	13,249	3,044,489
	Disability(8)	400,000	280,000	0	2,751,239	13,249	3,444,489
	Change in Control(9)	0	0	0	3,768,477	0	3,768,477
Douglas L. Lawing	Termination following Change in Control(2)	637,500	318,750	9,156	1,881,073	30,091	2,876,570
	Termination for Cause(3)	0	0	0	0	30,091	30,091
	Termination by Executive for Good Reason(4)	0	0	0	0	30,091	30,091
	Termination Without Cause(5)	0	127,500	0	568,131	30,091	725,722
	Retirement(6)	0	127,500	0	41,580	30,091	199,171
	Death(7)	0	127,500	0	1,301,681	30,091	1,459,272
	Disability(8)	0	127,500	0	1,301,681	30,091	1,459,272
	Change of Control(9)	0	0	0	1,881,073	0	1,881,073
Carl A. Luna	Termination following Change in Control(2)	612,500	306,250	9,156	1,207,867	11,666	2,147,438
	Termination for Cause(3)	0	0	0	0	11,666	11,666
	Termination by Executive for Good Reason(4)	0	0	0	0	11,666	11,666
	Termination Without Cause(5)	0	122,500	0	333,060	11,666	467,226
	Retirement(6)	0	122,500	0	23,760	11,666	157,926
	Death(7)	0	122,500	0	891,824	11,666	1,025,990
	Disability(8)	0	122,500	0	891,824	11,666	1,025,990
	Change of Control(9)	0	0	0	1, 207,867	0	1,207,867
Sharon J. Robinson	Termination following Change in Control(2)	540,000	270,000	9,156	1,879,954	23,475	2,722,585
	Termination for Cause(3)	0	0	0	0	23,475	23,475
	Termination by Executive for Good Reason(4)	0	0	0	0	23,475	23,475
	Termination Without Cause(5)	270,000	135,000	6,104	1,313,950	23,475	1,748,529
	Retirement(6)	0	135,000	0	25,920	23,475	184,395
	Death(7)	0	135,000	0	1,300,281	23,475	1,458,756
	Disability(8)	0	135,000	0	1,300,281	23,475	1,458,756
	Change in Control(9)	0	0	0	1,879,954	0	1,879,954
James E. Wade	Termination following Change in Control(2)	540,000	270,000	31,040	1,686,435	6,986	2,534,461
	Termination for Cause(3)	0	0	0	0	6,986	6,986
	Termination by Executive for Good Reason(4)	0	0	0	0	6,986	6,986
	Termination Without Cause(5)	270,000	135,000	20,693	1,181,250	6,986	1,613,929
	Retirement(6)	0	135,000	0	0	6,986	141,986
	Death(7)	0	135,000	0	1,686,435	6,986	1,828,421
	Disability(8)	0	135,000	0	1,686,435	6,986	1,828,421
	Change of Control(9)	0	0	0	1,686,435	0	1,686,435

(1)	Calculated using the closing sales price of our common units on December 31, 2010 of $33.75 as reported by the NASDAQ.

(2)	Under our CICP, upon termination by us without cause or by the executive for good reason following a change in control, Mr. Northcutt would have received 300% of the sum of his base salary and 2010 MICP target award, Messrs. Lawing and Luna would have each received 250% of the sum of their respective base salary and 2010 MICP target awards and Ms. Robinson and Mr. Wade would have each received 200% of the sum of their respective base salary and 2010 MICP target awards. Each of our named executive officers would have received 18 months of continued medical and dental insurance coverage, which we have valued at 2010 costs. Pursuant to the terms of his employment agreement, upon termination by us without “cause” or by him for “good reason” (as defined in our CICP) following a change in control, Mr. Wade would have received the severance amount described in the preceding sentence and continued medical and dental coverage through April 4, 2013 (unless a shorter period is required under COBRA), which we have valued at 2010 costs. Under our LTIP, each of our named executive officers’ outstanding awards would have vested and each of them would have received payment of accrued but unused vacation time in accordance with our policies. Pursuant to the terms of her employment agreement with us, upon termination of Ms. Robinson’s employment following a change in control of ScissorTail, Ms. Robinson would have received one-half of the amount reflected in the “Salary” column, one-half of the amount reflected in the “Bonus” column and two-thirds of the amount reflected in the “Group Insurance” column, which we have valued at 2010 costs. Additionally, all of her outstanding LTIP awards would have vested.

(3)	Each of our named executive officers would have received payment of his or her accrued but unused vacation time in accordance with our policies.

(4)	Upon termination by the executive for good reason (other than following a change in control), Mr. Northcutt, Ms. Robinson and Mr. Wade would have received payment of his or her accrued but unused vacation time pursuant to the terms of his or her employment agreement and Mr. Lawing and Mr. Luna would have received payment of their accrued but unused vacation time in accordance with our policies. Pursuant to the terms of his employment agreement, Mr. Northcutt would also have received one year of base salary, one year of continued group insurance coverage, which we have valued at 2010 costs, and reimbursement of the costs of executive outplacement services, estimated to be approximately $25,000. Additionally, Mr. Northcutt, Mr. Lawing and Ms. Robinson would have received amounts deferred under our DCP.

(5)	Upon termination by us without cause (other than following a change in control) each executive would have been eligible under our MICP to receive 100% of his or her 2010 MICP target award. Additionally, pursuant to the terms of each of their respective employment agreements, Mr. Northcutt and Ms. Robinson would have received one year of base salary and one year of continued group insurance coverage, which we have valued at 2010 costs. Mr. Northcutt would have also received reimbursement of the costs of executive outplacement services, estimated to be approximately $25,000. Pursuant to the terms of his employment agreement, Mr. Wade would have received two times the sum of his base salary and 2010 MICP target award and continuation of his group insurance coverage through April 4, 2013 (unless a shorter period is required under COBRA), which we have valued at 2010 costs. Under the LTIP, Mr. Northcutt’s, Mr. Lawing’s, Mr. Luna’s and Ms. Robinson’s outstanding restricted unit awards would have vested and each of their long-term retention phantom units would have vested on a pro-rata basis. Mr. Wade’s long-term retention phantom units would have fully vested. Additionally, pursuant to the terms of her employment agreement with us, all of Ms. Robinson’s other LTIP awards would have vested. Mr. Northcutt, Mr. Lawing and Ms. Robinson would have received amounts deferred under our DCP, and each of our named executive officers would have received payment of his or her accrued but unused vacation time in accordance with our policies.

(6)	Under our MICP, upon the executive’s retirement on or after age 65, or prior to 65 if approved by the Compensation Committee, he or she would have been eligible to receive 100% of his or her 2010 MICP target award. Under our LTIP, certain of Mr. Northcutt’s, Mr. Lawing’s, Mr. Luna’s and Ms. Robinson’s outstanding phantom unit awards would have vested. Each of our named executive officers would have received payment of his or her accrued but unused vacation time in accordance with our policies.

(7)	Under our MICP, upon termination of employment as the result of the executive’s death, his or her estate would have been eligible to receive 100% of his or her 2010 MICP target award. Under our LTIP, each of our named executive officers’ outstanding awards would have fully vested, except for long-term retention phantom unit awards for Messrs. Northcutt, Lawing and Luna and Ms. Robinson, which would have vested on a pro-rata basis. Additionally, the estates of Mr. Northcutt, Mr. Lawing and Ms. Robinson would have received amounts deferred under our DCP and the estates of each of our named executive officers would have received payment of his or her accrued but unused vacation time in accordance with our policies.

(8)	Under our MICP, upon termination of employment as the result of the executive’s disability, he or she would have been eligible to receive 100% of his or her 2010 MICP target award. Under our LTIP, each of our named executive outstanding awards would have fully vested, except for long-term retention phantom unit awards for Messrs Northcutt, Lawing and Luna and Ms. Robinson, which would have vested on a pro-rata basis. Additionally, Mr. Northcutt, Mr. Lawing and Ms. Robinson would have received amounts deferred under our DCP, and each of our named executive officers would have received payment of his or her accrued but unused vacation time in accordance with our policies.

(9)	Upon a change in control of our company without a related termination of employment by us without cause or by the executive for good reason, our executives would receive no change in control payments. Under our LTIP, each of our named executive officers’ outstanding awards would fully vest. Mr. Northcutt, Mr. Lawing and Ms. Robinson would have received amounts deferred under our DCP. Additionally, upon a change in control of ScissorTail, Ms. Robinson’s outstanding LTIP awards would fully vest.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted By:

Compensation Committee

Scott A. Griffiths, Chairman
T. William Porter
William L. Thacker

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this proxy statement or future filings with the SEC, in whole or in part, the preceding report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or incorporated by reference into any filing except to the extent the foregoing report is specifically incorporated by reference therein.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth certain information as of December 31, 2010 regarding our LTIP, under which our common units are authorized for issuance to our officers, directors, employees and consultants.

Number of Units
	Number of				Remaining Available
	Securities to be				for Future Issuance
	Issued upon		Weighted Average		Under Equity
	Exercise/Vesting of		Exercise Price of		Compensation Plans
	Outstanding		Outstanding		(Excluding Units
	Options, Warrants		Options, Warrants		Reflected in
	and Rights		and Rights		Column (a))
	(a)		(b)		(c)

Equity compensation plans approved by unitholders(1)	2,204,447	(2)	$23.54	(3)	1,332,132	(4)(5)
Equity compensation plan not approved by unitholders	—		—		—

Total	2,204,447		$23.54		1,332,132

(1)	Our sole equity compensation plan is our LTIP, which was approved by our members prior to our initial public offering.

(2)	Consists of 360,450 UARs, 881,638 phantom units and 962,359 unit options. At December 31, 2010, 32,150 of the outstanding UARs and 689,745 of the outstanding unit options were exercisable.

(3)	Price reported relates solely to outstanding options and UARs reported in column (a).

(4)	Determined at the time of any award, the lesser of (a) 5,000,000 units or (b) a number equal to 10% of the sum of (1) our total common units outstanding and (2) the number of our common units issuable upon conversion of any outstanding equity securities (other than outstanding LTIP awards) convertible into common units. Units withheld to satisfy exercise prices or tax withholding obligations are available for delivery of future awards. Of the total authorized common units, no more than 50% may be delivered in the form of restricted units, phantom units or unit awards. As of February 28, 2011, 1,292,767 units were available for future issuance under our LTIP.

(5)	In addition to awards for which units are reserved as reported in column (a), 470,362 restricted units and 242,312 unit awards had been awarded at December 31, 2010.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the March 16, 2011 except where otherwise indicated, the number of our voting securities beneficially owned by: (i) each person who is known to us to beneficially own more than 5% of a class of voting units; (ii) the current members of our Board of Directors; (iii) our named executive officers; and (iv) all current directors and executive officers as a group. Unless otherwise noted, each beneficial owner has sole voting and investment power:

Beneficial Owner	Common Units(1)		Preferred Units(2)

TPG Copenhagen, L.P.(3)			10,849,826	100%
Tortoise Capital Advisors, L.L.C(4)	5,795,103	8.77%
Kayne Anderson Capital Advisors, L.P. and Richard A. Kayne(5)	6,589,727	7.31%
William L. Thacker(6)	31,572	*
James G. Crump(6)	24,000	*
Ernie L. Danner(6)	24,000	*
Scott A. Griffiths(6)	24,000	*
Michael L. Johnson(6)	24,000	*
Michael G. MacDougall(6)(7)	6,000	*
T. William Porter(6)	24,000	*
R. Bruce Northcutt(6)(8)	279,713	*
Douglas L. Lawing(6)(8)(9)(10)	1,579,332	2.39%
Carl A. Luna(6)(8)	37,591	*
Sharon J. Robinson(8)(11)	16,404	*
James E. Wade (6)(8)	4,884	*
All directors and executive officers as a group (14 persons)(12)	2,156,871	3.15%

*	Less than 1%.

(1)	Based on 66,080,936 common units outstanding on March 16, 2011. In accordance with SEC rules, the percentage of each class as of the such date is calculated for each person and group by dividing the number of units beneficially owned by the sum of the total units outstanding plus the number of units underlying options and UARs exercisable by that person or group within 60 days and phantom units vesting within 60 days.

(2)	10,849,826 common units are issuable, on a one-for-one basis subject to certain conversion restrictions, upon the conversion of the 10,849,826 preferred units. Subject to certain limitations, the preferred units have voting rights identical to the voting rights of the common units and vote with the common units as a single class as of the date of issuance of the preferred units. The preferred units are directly held by TPG, a Delaware limited partnership). The general partner of TPG is TPG Advisors VI, Inc. and, pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended, may be deemed to beneficially own all of the common units issuable upon conversion of the preferred units held by TPG. Messrs. David Bonderman and James G. Coulter are directors, officers and sole stockholders of TPG Advisors VI and therefore, Messrs. Bonderman and Coulter may be deemed to be beneficial owners of, with indirect voting and dispositive authority over, any common units issuable upon conversion of the preferred units held by TPG.

(3)	The 10,849,826 preferred units may be deemed to be outstanding and beneficially owned by TPG Advisors VI, Inc. and Messrs. Bonderman and Coulter for the purpose of computing the number of shares beneficially owned and the percentage ownership of such persons, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The address for TPG Advisors VI, Inc. and Messrs. Bonderman and Coulter is 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.

(4)	As reported on the Schedule 13G/A filed on behalf of Tortoise Capital Advisors, L.L.C. (“TCA”) on February 10, 2011. TCA acts as an investment adviser to certain closed-end investment companies registered or regulated under the Investment Company Act of 1940. TCA, by virtue of investment advisory agreements with these investment companies, has all investment and voting power over securities owned of record by these investment companies. However, despite their delegation of investment and voting power to TCA, these investment companies may be deemed to be the beneficial owners under Rule 13d-3 of the Act, of the securities they own of record because they have the right to acquire investment and voting power through termination of their investment advisory agreement with TCA. Thus, TCA has reported that it shares voting power and dispositive power over the securities owned of record by these investment companies. TCA also acts as an investment advisor to certain managed accounts. Under contractual agreements with individual account holders, TCA, with respect to the securities held in the managed accounts, shares investment and voting power with certain account holders, and has no voting power but shares investment power with certain other account holders. TCA may be deemed the beneficial owner of the securities covered by this statement under Rule 13d-3 of the Act. None of the securities listed above are owned of record by TCA, and TCA disclaims any beneficial interest in such securities. The address for TCA is 11550 Ash Street, Suite 300, Leawood, Kansas 66211.

(5)	As reported on the Schedule 13G/A filed on behalf of Kayne Anderson Capital Advisors, L.P. (“Kayne Anderson”) and Richard A. Kayne on February 9, 2011. The reported units are owned by investment accounts (investment limited partnerships, a registered investment company and institutional accounts) managed, with discretion to purchase or sell securities, by Kayne Anderson, as a registered investment adviser. Kayne Anderson is the general partner (or general partner of the general partner) of the limited partnerships and investment adviser to the other accounts. Richard A. Kayne is the controlling shareholder of the corporate owner of Kayne Anderson Investment Management, Inc., the general partner of Kayne Anderson. Mr. Kayne is also a limited partner of each of the limited partnerships and a shareholder of the registered investment company. Kayne Anderson disclaims beneficial ownership of the shares reported, except those shares attributable to it by virtue of its general partner interests in the limited partnerships. Mr. Kayne disclaims beneficial ownership of the shares reported, except those shares held by him or attributable to him by virtue of his limited partnership interests in the limited partnerships, his indirect interest in the interest of Kayne Anderson in the limited partnerships, and his ownership of common stock of the registered investment company. The address for each beneficial owner is 1800 Avenue of the Stars, 2nd Floor, Los Angeles, California 90067.

(6)	Messrs. Thacker, Crump, Danner, Griffiths, Johnson, MacDougall and Porter, members of our Board of Directors, can be contacted at 2727 Allen Parkway, Suite 1200, Houston, Texas 77019. Messrs. Northcutt, Lawing, Luna and Wade can also be contacted at this address.

(7)	Mr. Michael G. MacDougall is one of our directors and is also a partner at TPG Capital, L.P., which is an affiliate of TPG. Mr. MacDougall has no voting or investment power over, and disclaims beneficial ownership in, the equity securities held by TPG. The address of Mr. MacDougall is c/o TPG Capital, L.P., 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.

(8)	Includes (in amounts set forth in the table below) restricted units, over which the beneficial owner has voting power but no investment power, options to acquire common units that are exercisable or will be exercisable and phantom units that will vest within 60 days of March 16, 2011. Also includes common units that would have been issuable in settlement of exercisable UARs on March 16, 2011, calculated based on the closing price for our common units on such date. Also includes common units issuable in settlement of exercisable UARs within 60 days of March 16, 2011, calculated based on the closing price for our common units on such date. Does not include performance-based phantom units that will vest within 60 days if performance criteria are met.

	Restricted	Phantom	Exercisable	Exercisable
Beneficial Owner	Units	Units	UARs	Options

R. Bruce Northcutt	1,148	7,463	2,051	42,496
Douglas L. Lawing	604	3,395	1,277	6,560
Carl A. Luna	1,016	2,390	687	20,528
Sharon J. Robinson	448	3,291	1,299	—
James E. Wade	—	2,167	388	—

(9)	Includes 821,693 common units held by the Estate of John R. Eckel, Jr. and 701,069 common units held by Frio Partners, Inc. Mr. Lawing serves as personal representative of the Eckel Estate and President of Frio Partners, Inc., which is indirectly owned by Frio Management Trust. Mr. Lawing serves as sole trustee of Frio Management Trust, the sole beneficiary of which is the Eckel Estate.

(10)	Mr. Lawing disclaims beneficial ownership common units held by the Estate of John R. Eckel, Jr. and Frio Partners, Inc., in which Mr. Lawing does not have a pecuniary interest. Mr. Lawing’s beneficial ownership without these disclaimed securities represents 0.09% of our outstanding common units on March 16, 2011.

(11)	Ms. Robinson can be contacted at 1437 South Boulder Avenue, Suite 1500, Tulsa, Oklahoma 74119.

(12)	Includes 94,808 options to acquire common units that are exercisable currently or within 60 days of March 16, 2011 and 45,676 restricted units over which the beneficial owner has voting power but no investment power. Also includes 6,320 common units underlying exercisable UARs on March 16, 2011.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Copano/Operations, Inc.

Through December 31, 2009, Copano Operations provided us with certain management, operations and administrative support services, including certain field and administrative personnel, related personnel benefits and insurance, office facilities and related insurance, and office supplies and equipment pursuant to an administrative and operating services agreement we entered into with Copano Operations in connection with our initial public offering in 2004. Copano Operations was controlled by John R. Eckel, Jr., our late Chairman of the Board and Chief Executive Officer, until his death in November 2009. Since that time, Copano Operations has been controlled by Douglas L. Lawing, our Executive Vice President, General Counsel and Secretary. Under our agreement with Copano Operations, we reimbursed Copano Operations for its direct and indirect costs of providing these services. In addition, certain of our subsidiaries were co-lessees of office space with Copano Operations under the lease for our Houston office, and we reimbursed Copano Operations for lease payments that it made for our benefit.

Effective January 1, 2010, we and Copano Operations terminated the existing services agreement and entered into a new administrative and operating services agreement. The new agreement modifies the arrangement by which we and Copano Operations share certain employees, office space, equipment, goods and services. We now employ the shared personnel formerly provided by Copano Operations under the original services agreement, and have assumed responsibility for procuring the shared facilities, equipment, goods and services formerly provided by Copano Operations to us. Under the modified arrangement, we provide Copano Operations with the use of the shared personnel, facilities, equipment, goods and services in exchange for a monthly charge, which is currently $19,000, and rights to use certain assets owned by Copano Operations. This agreement is effective until terminated by either party upon 60 days prior written notice. For the year ended December 31, 2010, reimbursements to us from Copano Operations for administrative and operating costs totaled approximately $264,000, including payroll and benefits expenses for certain of our field and administrative personnel.

We believe that the terms and provisions of these agreements were and are fair to us; however, we cannot be certain that such agreements and services have terms as favorable to us as we could have obtained from an unaffiliated entity.

Natural Gas Transactions

Under agreements we entered into at various times in the years before our initial public offering, we purchase natural gas from and provide gathering and compression services to Camden Reserves, Inc., Live Oak Reserves, Inc. and Nueces Reserves, Inc, which formerly were controlled by Mr. Eckel and now are controlled by Mr. Lawing. Our Conflicts Committee monitors our transactions under these arrangements on a quarterly basis. During the year ended December 31, 2010, we purchased natural gas totaling approximately $510,000, provided gathering and compression services totaling approximately $11,000 and sold natural gas totaling approximately $24,000 in transactions with these affiliated companies. We believe that these transactions were on terms no less favorable than those that could have been obtained from an unaffiliated entity.

TPG

On July 21, 2010, we issued 10,327,022 preferred units in a private placement to TPG for gross proceeds of $300 million. The preferred units generally vote with our common units and are entitled to quarterly distributions equaling $0.72625 per preferred unit, which we are obligated to pay in kind for each quarter through the quarter ending June 30, 2013. The preferred units are senior to our common units with respect to rights to distributions and upon liquidation. Beginning on July 21, 2013, the preferred units will become convertible into common units by us and by the holders, in each case subject to certain conditions and limitations. Upon closing of our sale of the preferred units, we entered into a director designation agreement giving TPG the right to designate a member of our Board. TPG selected Mr. MacDougall as its director designee. We are required, pursuant to the terms of the director designation agreement, to nominate Mr. MacDougall (or another TPG designee) for re-election to the Board at each annual meeting of unitholders unless TPG’s ownership of Copano securities falls below specified levels or certain other specified resignation events occur.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors to file reports with the SEC relating to their ownership, and changes in ownership, of our common units. Officers, directors and greater than 10% equity holders are required by the regulations of the SEC to furnish the Company with copies of all Section 16(a) reports they file. Based on our records and representations from our executive officers and directors, we believe that all reports due in 2010 were filed as required, except that, due to an administrative oversight, a distribution to Ms. Paradee by a grantor trust (over which she did not have investment control) was not timely reported on Form 4; the distribution was reported on a Form 5 filed on behalf of Ms. Paradee on February 14, 2011.

PROPOSAL FOUR — ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with recent legislation, our unitholders are entitled to cast an advisory, non-binding vote at our annual meeting to approve the compensation paid to our named executive officers, or say on pay, as described in the CD&A section of this proxy statement, beginning on page 22. As you consider this proposal, we urge you to read the CD&A section of this proxy statement for additional details on executive compensation, including information about our compensation philosophy and objectives and the past compensation of our named executive officers, and to review the tabular disclosures regarding named executive officer compensation together with the accompanying narrative disclosures in the “Executive Compensation” section of this proxy statement.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in the CD&A. The Compensation Committee and our Board believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals.

As an advisory vote, this proposal is not binding. However, our Board recognizes that executive compensation is an important matter for and values the opinions of our unitholders. Our Board and Compensation Committee will carefully consider the outcome of the vote when making future compensation decisions for our named executive officers.

Text of the Resolution to be Adopted

We are asking unitholders to vote “For” the following resolution:

RESOLVED, that the unitholders approve, on an advisory basis, the compensation philosophy, policies and procedures and the compensation of the named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC, including the CD&A, the Summary Compensation Table for 2010 and the other related tables and disclosures.

Required Vote

The affirmative vote of unitholders holding at least a majority of our outstanding units present in person or represented by proxy at the annual meeting and entitled to vote on the proposal on the record date for determining unitholders entitled to vote at the annual meeting is required for approval of Proposal Four. If you own units through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your units so that your vote can be counted on this proposal.

Recommendation of our Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS, IN PROPOSAL FOUR, AN ADVISORY VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

PROPOSAL FIVE — ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In addition to the advisory say on pay vote set fourth in Proposal Four, our unitholders are entitled to indicate how frequently we should seek an advisory say on pay vote. By voting on this Proposal Five, unitholders may indicate whether the advisory say on pay vote should occur every three years, every two years or every year. After careful consideration, our Board of Directors has determined that an advisory vote on executive compensation that occurs every three years is the most appropriate alternative for our company, and therefore our Board of Directors recommends that unitholders support a frequency period of every three years for the advisory vote on executive compensation.

In considering whether to make a recommendation as to the frequency of the say on pay vote, the Board of Directors considered the following:

•	Since our compensation programs do not materially change from year to year, we believe that an annual unitholder vote on executive compensation runs the risk of becoming a referendum in hindsight on the amount of executive compensation paid in a particular year and is not likely to provide us with meaningful guidance as to whether our executive compensation programs and policies are appropriate and effective;

•	Determining whether executive compensation has been properly calibrated to our company’s performance is best viewed over a multi-year period rather than over any single year;

•	If our company were to receive a negative vote for say on pay, we believe that it would take more than a year to understand and consider unitholder concerns, make changes to our compensation programs, if warranted, and for our Board and our unitholders to assess whether any changes made effectively responded to unitholder concerns; and

•	We communicate frequently with our significant unitholders and believe we have an “open door” philosophy in responding to concerns regarding any of our policies and practices, including those related to executive compensation. We believe our unitholders would have ample opportunity to discuss executive compensation matters with us during the period of time between advisory votes and would not be prejudiced in any way by a three-year period.

In light of the matters described above, we believe that our resources in preparing for and seeking an advisory vote on executive compensation will be most effectively deployed every three years, as opposed to a shorter time period, without sacrificing the ability of our unitholders to be heard.

Text of the Resolution to be Adopted

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when you vote in response to the resolution set forth below.

“RESOLVED, that an advisory “Say on Pay” vote of our unitholders to approve the compensation, philosophy, policies and procedures and the compensation of the named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC, including the CD&A, the Summary Compensation Table, and the other related tables and disclosures, shall be held at an annual meeting of unitholders, beginning with the 2011 Annual Meeting of Unitholders, (i) every three years, (ii) every two years, or (iii) every year.”

Required Vote

Approval of this proposal requires the affirmative vote of the holders of a majority of the votes of our common units cast at the annual meeting with respect to the proposal. However, because this vote is advisory and non-binding, if none of the frequency options receive a majority of the votes cast, the option receiving the greatest number of votes will be considered the frequency recommended by our unitholders. Although non-binding, the Board of Directors and the Compensation Committee will carefully review the voting results on this Proposal Five. Notwithstanding the Board’s recommendation and the outcome of the unitholder vote, the Board of Directors may in the future decide to conduct advisory say on pay votes on a more or less frequent basis and may vary its practice based on factors such as discussions with unitholders or material changes to compensation programs. If you own units through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your units so that your vote can be counted on this proposal.

Recommendation of our Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS THAT, IN PROPOSAL FIVE, UNITHOLDERS VOTE FOR A FREQUENCY OF EVERY THREE (3) YEARS FOR FUTURE NON-BINDING SAY ON PAY UNITHOLDER VOTES ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

UNITHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Proposals for Inclusion in our Proxy Statement for 2012 Annual Meeting

Rule 14a-8 under the Exchange Act addresses when we must include a unitholder’s proposal in our proxy statement for an annual or special meeting of unitholders. Under Rule 14a-8, for a unitholder proposal to be considered for inclusion in the proxy statement and proxy card relating to our 2012 annual meeting of unitholders, the proposal must be received at our principal executive offices, 2727 Allen Parkway, Suite 1200, Houston, Texas, 77019, no later than December 9, 2011. Any proposal submitted for inclusion in the proxy statement must comply with Securities Exchange Act Rule 14a-8.

Proposals and Director Nominations to be Presented at 2012 Annual Meeting

For any proposal that is not submitted for inclusion in our proxy material for the 2012 annual meeting but is instead sought to be presented directly at that meeting, Rule 14a-4(c) under the Exchange Act permits our management to exercise discretionary voting authority under proxies it solicits unless we receive timely notice of the proposal in accordance with the procedures set forth in Section 11.13 of our limited liability company agreement. For a unitholder proposal or director nomination to be properly submitted for presentation at our 2012 annual meeting, our Corporate Secretary must receive written notice of the proposal or nomination at our principal executive offices during the period beginning on December 9, 2011 and ending on January 8, 2012.

Unitholder proposals or director nominations must contain information specified in our limited liability company agreement, including:

•	the name and address of the unitholder (and any beneficial unitholder on whose behalf the proposal is being made), as they appear on our books;

•	the class and number of units owned beneficially and of record by the unitholder (and the beneficial owner, if any);

•	in the case of director nominations, all information relating to each nominee that is required to be disclosed in solicitations of proxies for election of directors, or that is otherwise required under the Exchange Act rules governing proxy solicitations, including each nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected;

•	in the case of other business, a brief description of the business to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business that the unitholder (and the beneficial owner, if any) may have; and

•	whether either such unitholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of at least the percentage of units required under our limited liability company agreement or Delaware law to carry the proposal or elect the unitholder’s nominee, as applicable. An affirmative statement of the intent to do so is called a “Solicitation Notice.” The requirement to provide this information does not apply to any director nomination from a unitholder who is record holder of a sufficient number of units on the record date to elect one or more directors on a cumulative voting basis.

Any unitholder proposal or director nomination must also be a proper matter for unitholder action under our limited liability company agreement and under Delaware law. In addition, if a unitholder delivers a Solicitation Notice with respect to a proposal or director nomination, in order for such proposal or nomination to be properly brought before the annual meeting, the unitholder must have actually delivered a proxy statement and form of proxy to holders of at least the percentage of units required to carry the proposal or elect the unitholder’s nominee, as applicable. If no Solicitation Notice is delivered with respect to a proposal or nomination, in order for such proposal or nomination to be properly brought before the annual meeting, the unitholder or beneficial owner making the proposal or director nomination must not have solicited a number of proxies sufficient to have required the delivery of a Solicitation Notice.

Recommendation of Director Candidates to the Nominating and Governance Committee

A unitholder or a group of unitholders may recommend potential candidates for consideration by our Nominating and Governance Committee by sending a written request to our Corporate Secretary not earlier than the 150th calendar day and not later than the 90th calendar day before the first anniversary of the mailing of the proxy materials in connection with the preceding year’s annual meeting. Such written request must be sent to our principal executive offices, 2727 Allen Parkway, Suite 1200, Houston, Texas 77019, Attn: Corporate Secretary. The written request must include the candidate’s name, contact information, biographical information and qualifications. The request must also include the potential candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if nominated and elected. The unitholder or group of unitholders making the recommendation must also disclose, with the written request described above, the number of units that the unitholder or group of unitholders beneficially owns and the period of time the unitholder or group of unitholders has beneficially owned the units. Additional information may be requested from time to time by the Nominating and Governance Committee from the nominee or the unitholder or group of unitholders.

SOLICITATION AND MAILING OF PROXIES

The expense of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by us. Our representatives may also solicit proxies in person or by telephone, internet or facsimile transmission. These representatives will not receive additional compensation but may be reimbursed for out-of- pocket expenses incurred in connection with such solicitations. We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of units and will reimburse their costs of forwarding the proxy materials in accordance with customary practice.

We have retained D.F. King & Co., Inc. to provide us with consulting services and to aid us in the solicitation of proxies and will pay a fee not to exceed $8,500, plus out-of-pocket expenses, for these services. Your cooperation in voting promptly by signing and returning the enclosed proxy card, or by using the telephone or internet voting procedures described on the enclosed proxy card, will help to avoid additional expense.

If you wish to give your proxy to someone other than the parties whose names are printed on the proxy card, you must cross out the names appearing on the proxy card and insert the names of the individual or individuals (not more than three) to whom you wish to give your proxy. The named individual or individuals must then present your proxy card at the annual meeting.

As a matter of policy, proxies, ballots, and voting tabulations that identify individual unitholders are kept private by us. Such documents are available for examination only by the inspectors of election and certain personnel associated with processing proxy cards and tabulating the vote. The vote of any unitholder is not disclosed except as necessary to meet legal requirements.

OTHER MATTERS FOR 2011 ANNUAL MEETING

As of the date of this proxy statement, our Board of Directors knows of no matters to be acted upon at the annual meeting other than the proposals included in the accompanying notice and described in this proxy statement. If any other matter requiring a vote of unitholders arises, including a question of adjourning the annual meeting, the persons named as proxies in the accompanying proxy card will have the discretion to vote thereon according to their best judgment of what they consider to be in the best interests of our company. The accompanying proxy card confers discretionary authority to take action with respect to any additional matters that may come before the annual meeting or any adjournment or postponement thereof.

By Order of the Board of Directors,

Douglas L. Lawing
Executive Vice President, General Counsel and Secretary

Houston, Texas
April 8, 2011

Appendix A

AMENDED AND RESTATED

COPANO ENERGY, L.L.C.
LONG-TERM INCENTIVE PLAN

SECTION 1. Purpose of the Plan.

The Copano Energy, L.L.C. Long-Term Incentive Plan (the “Plan”) is intended to promote the interests of Copano Energy, L.L.C., a Delaware limited liability company (the “Company”), by providing to Employees and Directors of the Company and its Affiliates incentive compensation awards for superior performance that are based on Units. The Plan is also contemplated to enhance the ability of the Company and its Affiliates to attract and retain the services of individuals who are essential for the growth and profitability of the Company and to encourage those individuals to devote their best efforts to advancing the business of the Company.

SECTION 2. Definitions.

As used in the Plan, the following terms shall have the meanings set forth below:

“Affiliate” means, (i) with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question and (ii) with respect to the Company Copano Operations for so long as Copano Operations provides any general and administrative functions or field operating personnel to the Company or its subsidiaries. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Award” means an Option, UAR, Restricted Unit, Phantom Unit or Unit Award granted under the Plan, and shall include any tandem DERs granted with respect to an Award.

“Award Agreement” means the written or electronic agreement by which an Award shall be evidenced.

“Board” means the Board of Directors of the Company.

“Change of Control” means the happening of any of the following events:

(i) the acquisition by any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than the Company or an Affiliate of the Company (other than Copano Operations), of “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors; or

(ii) the consummation of a reorganization, merger, consolidation or other form of business transaction or series of business transactions, in each case, with respect to which persons who were the members of the Company immediately prior to such reorganization, merger or consolidation or other transaction do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities; or

(iii) the sale, lease or disposition (in one or a series of related transactions) by the Company of all or substantially all the Company’s assets to any Person or its Affiliates, other than the Company or its Affiliates (other than Copano Operations); or

(iv) a change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the effective date of the initial public offering of the Company’s equity interests, or (B) are elected, or nominated for election, thereafter to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination or (C) are among the five initial independent directors of the Company, but “Incumbent Director” shall not include an individual whose election or nomination is in connection with (i) an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board or (ii) a plan or agreement to replace a majority of the then Incumbent Directors; or

(v) the approval by the Board or the members of the Company of a complete or substantially complete liquidation or dissolution of the Company.

“Code” means the Internal Revenue Code of 1986, as amended. Reference to any section of the Code shall include reference to such section and the regulations and other authoritative guidance promulgated thereunder.

“Committee” means the Compensation Committee of the Board or such other committee of the Board as may be appointed by the Board to administer the Plan.

“DER” or “Distribution Equivalent Right” means a contingent right, granted in tandem with a specific Option, UAR or Phantom Unit, to receive an amount in cash equal to the cash distributions made by the Company with respect to a Unit during the period such tandem Award is outstanding.

“Director” means a member of the Board who is not an Employee.

“Employee” means (i) any employee of the Company or (ii) an employee of an Affiliate or an independent contractor consultant who performs services for the benefit of the Company or a subsidiary of the Company. As used herein, termination of consulting services shall be deemed to be a termination of employment.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means the closing sales price of a Unit on the applicable date (or if there is no trading in the Units on such date, on the next preceding date on which there was trading) as reported in The Wall Street Journal (or other reporting service approved by the Committee). In the event Units are not publicly traded at the time a determination of fair market value is required to be made hereunder, the determination of fair market value shall be made in good faith by the Committee.

“Option” means an option to purchase Units granted under the Plan.

“Participant” means any Employee or Director granted an Award under the Plan.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Phantom Unit” means a phantom (notional) Unit granted under the Plan which upon vesting entitles the Participant to receive a Unit or an amount of cash equal to the Fair Market Value of a Unit, as determined by the Committee in its discretion.

“Restricted Period” means the period established by the Committee with respect to an Award during which the Award remains subject to forfeiture and is either not exercisable by or payable to the Participant, as the case may be.

“Restricted Unit” means a Unit granted under the Plan that is subject to a Restricted Period.

“Rule 16b-3” means Rule 16b-3 promulgated by the SEC under the Exchange Act, or any successor rule or regulation thereto as in effect from time to time.

“SEC” means the Securities and Exchange Commission, or any successor thereto.

“Unit” means a common unit of the Company.

“Unit Award” means a Unit granted under the Plan that is not subject to a Restricted Period.

“UDR” or “Unit Distribution Right” means a distribution made by the Company with respect to a Restricted Unit.

“Unit Appreciation Right” or “UAR” means an Award that, upon exercise, entitles the holder to receive the excess of the Fair Market Value of a Unit on the exercise date over the exercise price established for such Unit

Appreciation Right. Such excess may be paid in cash and/or in Units as determined by the Committee in its discretion.

SECTION 3. Administration.

The Plan shall be administered by the Committee. A majority of the Committee shall constitute a quorum, and the acts of the members of the Committee who are present at any meeting thereof at which a quorum is present, or acts unanimously approved by the members of the Committee in writing, shall be the acts of the Committee. Subject to the following and applicable law, the Committee, in its sole discretion, may delegate any or all of its powers and duties under the Plan, including the power to grant Awards under the Plan, to the Chief Executive Officer of the Company, subject to such limitations on such delegated powers and duties as the Committee may impose, if any. Upon any such delegation all references in the Plan to the “Committee”, other than in Section 7, shall be deemed to include the Chief Executive Officer; provided, however, that such delegation shall not limit the Chief Executive Officer’s right to receive Awards under the Plan. Notwithstanding the foregoing, the Chief Executive Officer may not grant Awards to, or take any action with respect to any Award previously granted to, a person who is an officer subject to Rule 16b-3 or a member of the Board. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Units to be covered by Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled, exercised, canceled, or forfeited; (vi) interpret and administer the Plan and any instrument or agreement relating to an Award made under the Plan; (vii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (viii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, any Affiliate, any Participant, and any beneficiary of any Award.

SECTION 4. Units.

(a) Limits on Units Deliverable.  Subject to adjustment as provided in Section 4(c), the number of Units that may be delivered with respect to Awards under the Plan shall not exceed ~~the lesser of (i)~~ 6,2~~5,0~~00,000 Units, ~~or (ii) the number of units equal to 10% of the sum of total common units outstanding and the total amount of common units that may be issued to the holders of any outstanding equity securities convertible into common units, exclusive of outstanding Awards under the Plan~~, determined at the time of any Award; provided, however, that no more than 3,700,000~~50% of such Units~~ (as adjusted pursuant to Section 4(c)) may be delivered in payment of Unit Awards, Restricted Units and Phantom Units. If any Award (including Restricted Units) is terminated, forfeited or expires for any reason without the delivery of Units covered by such Award, or Units are withheld from an Award to satisfy the exercise price or tax withholding obligation with respect to such Award, such Units shall again be available for delivery pursuant to other Awards granted under the Plan. Notwithstanding the foregoing, there shall not be any limitation on the number of Awards that may be granted under the Plan and paid in cash.

(b) Sources of Units Deliverable Under Awards.  Any Units delivered pursuant to an Award shall consist, in whole or in part, of Units acquired in the open market, from any Affiliate or any other Person, newly issued Units, or any combination of the foregoing, as determined by the Committee in its sole discretion.

(c) Adjustments.  In the event that the Committee determines that any distribution (whether in the form of cash, Units, other securities, or other property), recapitalization, split, reverse split, reorganization, merger, Change of Control, consolidation, split-up, spin-off, combination, repurchase, or exchange of Units or other securities of the Company, issuance of warrants or other rights to purchase Units or other securities of the Company, or other similar transaction or event affects the Units such that an adjustment is determined by the Committee to be appropriate in order to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Units (or other securities or property) with respect to which Awards may be granted, (ii) the number and type of Units (or other securities or property) subject to outstanding Awards, (iii) the grant or exercise price with respect to any Award, or (iv) if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; provided, that the number of Units subject to any Award shall always be a whole number.

SECTION 5. Eligibility.

Any Employee or Director shall be eligible to be designated a Participant and receive an Award under the Plan.

SECTION 6. Awards.

(a) Options.  The Committee shall have the authority to determine the Employees and Directors to whom Options shall be granted, the number of Units to be covered by each Option, whether DERs are granted with respect to such Option, the purchase price for such Units and the conditions and limitations applicable to the exercise of the Option, including the following terms and conditions and such additional terms and conditions, as the Committee shall determine, that are not inconsistent with the provisions of the Plan.

(i) Exercise Price.  The purchase price per Unit purchasable under an Option shall be determined by the Committee at the time the Option is granted, provided such purchase price may not be less than its Fair Market Value as of the date of grant.

(ii) Time and Method of Exercise.  The Committee shall determine the Restricted Period, i.e., the time or times at which an Option may be exercised in whole or in part, which may include, without limitation, accelerated vesting upon the achievement of specified performance goals, and, in its discretion, the method or methods by which payment of the exercise price with respect thereto may be made or deemed to have been made, which may include, without limitation, cash, check acceptable to the Company, a “cashless-broker” exercise through procedures approved by the Company, with the consent of the Company, the withholding of Units that would otherwise be delivered to the Participant upon the exercise of the Option, other securities or other property, or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price.

(iii) Forfeitures.  Except as otherwise provided in the terms of the Award Agreement, upon termination of a Participant’s employment with the Company and its Affiliates or membership on the Board, whichever is applicable, for any reason during the applicable Restricted Period, all Options shall be forfeited by the Participant. The Committee may, in its discretion, waive in whole or in part such forfeiture with respect to a Participant’s Options.

(iv) DERs.  To the extent provided by the Committee, in its discretion, a grant of Options may include a tandem DER grant, which may provide that such DERs shall be paid directly to the Participant, be credited to a bookkeeping account (with or without interest in the discretion of the Committee) subject to the same vesting restrictions as the tandem Award, or be subject to such other provisions or restrictions as determined by the Committee in its discretion. Further, to the extent required by Section 409A of the Code, DERs granted in tandem with Options shall not be directly or indirectly contingent on the exercise of the Options with respect to which they were granted.

(v) Option Cash-Out Right.  To the extent determined by the Company in its sole discretion, and to the extent provided for in an Award Agreement, in lieu of issuing Units to the Participant in connection with the exercise of an Option, the Company may elect to pay the Participant an amount of cash equal to the excess of the aggregate Fair Market Value of the Units as to which the Options are being exercised as of the date of exercise over the aggregate exercise price for such Units, less any amounts required to be withheld by the Company or an Affiliate to meet withholding obligations under applicable law (the right to make such election, the “Option Cash-Out Right”). Upon payment by the Company of such amount, the number of Units that may be purchased by the Participant pursuant to the Options shall be reduced to the same extent as if the Company had not exercised the Option Cash-Out Right and the Participant had exercised the Options pursuant to his election.

(b) UARs.  The Committee shall have the authority to determine the Employees and Directors to whom Unit Appreciation Rights shall be granted, the number of Units to be covered by each grant, whether DERs are granted with respect to such Unit Appreciation Right, the exercise price therefor and the conditions and limitations applicable to the exercise of the Unit Appreciation Right, including the following terms and conditions and such additional terms and conditions, as the Committee shall determine, that are not inconsistent with the provisions of the Plan.

(i) Exercise Price.  The exercise price per Unit Appreciation Right shall be determined by the Committee at the time the Unit Appreciation Right is granted but may not be less than the Fair Market Value of a Unit as of the date of grant.

(ii) Time of Exercise.  The Committee shall determine the Restricted Period, i.e., the time or times at which a Unit Appreciation Right may be exercised in whole or in part, which may include, without limitation, accelerated vesting upon the achievement of specified performance goals.

(iii) Forfeitures.  Except as otherwise provided in the terms of the Award Agreement, upon termination of a Participant’s employment with the Company and its Affiliates or membership on the Board, whichever is applicable, for any reason during the applicable Restricted Period, all outstanding Unit Appreciation Rights awarded the Participant shall be automatically forfeited on such termination. The Committee may, in its discretion, waive in whole or in part such forfeiture with respect to a Participant’s Unit Appreciation Rights.

(iv) Unit Appreciation Right DERs.  To the extent provided by the Committee, in its discretion, a grant of Unit Appreciation Rights may include a tandem DER grant, which may provide that such DERs shall be paid directly to the Participant, be credited to a bookkeeping account (with or without interest in the discretion of the Committee) subject to the same vesting restrictions as the tandem Unit Appreciation Rights Award, or be subject to such other provisions or restrictions as determined by the Committee in its discretion. Further, to the extent required by Section 409A of the Code, DERs granted in tandem with UARs shall not be directly or indirectly contingent on the exercise of the UARs with respect to which they were granted.

(c) Phantom Units.  The Committee shall have the authority to determine the Employees and Directors to whom Phantom Units shall be granted, the number of Phantom Units to be granted to each such Participant, the Restricted Period, the time or conditions under which the Phantom Units may become vested or forfeited, which may include, without limitation, the accelerated vesting upon the achievement of specified performance goals, and such other terms and conditions as the Committee may establish with respect to such Awards, including whether DERs are granted with respect to such Phantom Units.

(i) DERs.  To the extent provided by the Committee, in its discretion, a grant of Phantom Units may include a tandem DER grant, which may provide that such DERs shall be paid directly to the Participant, be credited to a bookkeeping account (with or without interest in the discretion of the Committee) subject to the same vesting restrictions as the tandem Award, or be subject to such other provisions or restrictions as determined by the Committee in its discretion.

(ii) Forfeitures.  Except as otherwise provided in the terms of the Award Agreement, upon termination of a Participant’s employment with the Company and its Affiliates or membership on the Board, whichever is applicable, for any reason during the applicable Restricted Period, all outstanding Phantom Units awarded the Participant shall be automatically forfeited on such termination. The Committee may, in its discretion, waive in whole or in part such forfeiture with respect to a Participant’s Phantom Units.

(iii) Lapse of Restrictions.  Upon or as soon as reasonably practical following the vesting of each Phantom Unit, subject to the provisions of Section 8(b), the Participant shall be entitled to receive from the Company one Unit or cash equal to the Fair Market Value of a Unit, as determined by the Committee in its discretion.

(d) Restricted Units.  The Committee shall have the authority to determine the Employees and Directors to whom Restricted Units shall be granted, the number of Restricted Units to be granted to each such Participant, the Restricted Period, the conditions under which the Restricted Units may become vested or forfeited, which may include, without limitation, the accelerated vesting upon the achievement of specified performance goals, and such other terms and conditions as the Committee may establish with respect to such Awards.

(i) UDRs.  To the extent provided by the Committee, in its discretion, a grant of Restricted Units may provide that distributions made by the Company with respect to the Restricted Units shall be subject to the same forfeiture and other restrictions as the Restricted Unit and, if restricted, such distributions shall be held, without interest, until the Restricted Unit vests or is forfeited with the UDR being paid or forfeited at the same time, as the case may be. Absent such a restriction on the UDRs in the Award Agreement, UDRs shall be paid to the holder of the Restricted Unit without restriction.

(ii) Forfeitures.  Except as otherwise provided in the terms of the Award Agreement, upon termination of a Participant’s employment with the Company and its Affiliates or membership on the Board, whichever is applicable, for any reason during the applicable Restricted Period, all outstanding Restricted Units awarded the Participant shall be automatically forfeited on such termination. The Committee may, in its discretion, waive in whole or in part such forfeiture with respect to a Participant’s Restricted Units.

(iii) Lapse of Restrictions.  Upon or as soon as reasonably practical following the vesting of each Restricted Unit, subject to the provisions of Section 8(b), the Participant shall be entitled to have the restrictions removed from his or her Unit certificate so that the Participant then holds an unrestricted Unit.

(iv) Restricted Unit Cash-Out Right.  To the extent determined by the Company in its sole discretion, and to the extent provided for in an Award Agreement, the Company may elect to pay a Participant an amount of cash equal to the aggregate Fair Market Value of the Restricted Units on the vesting date of such units, less any amounts required by the Company or an Affiliate to meet withholding obligations under applicable law, in lieu of issuing such units to the Participant (the right to make such election, the “Restricted Unit Cash-Out Right”). Upon payment by the Company of such amount, any certificate representing the Restricted Units as to which such Restricted Unit Cash-Out Right has been exercised shall be cancelled.

(e) Unit Awards. The Committee may grant Unit Awards to such Employees and Directors, and in such amounts, as it may determine. Such grants may be based on the Participant’s performance or such other considerations as the Committee deems appropriate.

(f) General.

(i) Awards May Be Granted Separately or Together.  Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for any other Award granted under the Plan or any award granted under any other plan of the Company or any Affiliate. Awards granted in addition to or in tandem with other Awards or awards granted under any other plan of the Company or any Affiliate may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(ii) Limits on Transfer of Awards.

(A) Except as provided in paragraph (C) below, each Award shall be exercisable or payable only by or to the Participant during the Participant’s lifetime, or by the person to whom the Participant’s rights shall pass by will or the laws of descent and distribution.

(B) Except as provided in paragraphs (A) and (C), no Award and no right under any such Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate.

(C) To the extent specifically provided or approved by the Committee with respect to an Award, an Award may be transferred by a Participant without consideration to immediate family members or related family trusts, limited partnerships or similar entities on such terms and conditions as the Committee may from time to time establish.

(iii) Term of Awards.  The term of each Award shall be for such period as may be determined by the Committee, but shall not exceed 10 years.

(iv) Unit Certificates.  All certificates for Units or other securities of the Company delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Units or other securities are then listed, and any applicable federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(v) Consideration for Grants.  Awards may be granted for such consideration, including services, as the Committee determines.

(vi) Delivery of Units or other Securities and Payment by Participant of Consideration.  Notwithstanding anything in the Plan or any Award Agreement to the contrary, delivery of Units pursuant to the exercise or vesting of an Award may be deferred for any period during which, in the good faith determination of the Committee, the Company is not reasonably able to obtain Units to deliver pursuant to such Award without violating the rules or regulations of any applicable law or securities exchange. No Units or other securities shall be delivered pursuant to any Award until payment in full of any amount required to be paid pursuant to the Plan or the applicable Award Agreement (including, without limitation, any exercise price or tax withholding) is received by the Company.

(vii) Change of Control.  Unless specifically provided otherwise in the Award Agreement, upon a Change of Control or such time prior thereto as established by the Committee, all outstanding Awards shall automatically vest or become exercisable in full, as the case may be. In this regard, all Restricted Periods shall terminate and all performance criteria, if any, shall be deemed to have been achieved at the maximum level. To the extent an Option or UAR is not exercised, or a Phantom Unit or Restricted Unit does not vest, upon the Change of Control, the Committee may, in its discretion, cancel such Award or provide for an assumption of such Award or a replacement grant on substantially the same terms; provided, however, upon any cancellation of an Option or UAR that has a positive “spread” or a Phantom Unit or Restricted Unit, the holder shall be paid an amount in cash and/or other property, as determined by the Committee, equal to such “spread” if an Option or UAR or equal to the Fair Market Value of a Unit, if a Phantom Unit or Restricted Unit.

SECTION 7. Amendment and Termination. Except to the extent prohibited by applicable law:

(a) Amendments to the Plan.  Except as required by the rules of the principal securities exchange on which the Units are traded and subject to Section 7(b) below, the Board or the Committee may amend, alter, suspend, discontinue, or terminate the Plan in any manner, without the consent of any member, Participant, other holder or beneficiary of an Award, or other Person.

(b) Amendments to Awards.  Subject to Section 7(a), the Committee may waive any conditions or rights under, amend any terms of, or alter any Award theretofore granted, provided no change, other than pursuant to Section 7(c) or, as determined by the Committee, in its sole discretion, as being necessary or appropriate to comply with applicable law, including, without limitation, Section 409A of the Code, in any Award shall materially reduce the benefit of a Participant without the consent of such Participant.

(c) Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events.  The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4(c) of the Plan) affecting the Company or the financial statements of the Company, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or any Award.

SECTION 8. General Provisions.

(a) No Rights to Award.  No Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants. The terms and conditions of Awards need not be the same with respect to each recipient.

(b) Tax Withholding.  The Company or any Affiliate is authorized to withhold from any Award, from any payment due or transfer made under any Award or from any compensation or other amount owing to a Participant the amount (in cash, Units, other securities or property, or Units that would otherwise be issued or delivered pursuant to such Award) of any applicable taxes payable in respect of the grant of an Award, its exercise, the lapse of restrictions thereon, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy its withholding obligations for the payment of such taxes.

(c) No Right to Employment.  The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Affiliate or to remain on the Board, as applicable. Further, the Company or an Affiliate may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.

(d) Governing Law.  The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Texas law without regard to its conflict of laws principles.

(e) Severability.  If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(f) Other Laws.  The Committee may refuse to issue or transfer any Units or other consideration under an Award if, in its sole discretion, it determines that the issuance or transfer of such Units or such other consideration might violate any applicable law or regulation, the rules of the principal securities exchange on which the Units are then traded, or entitle the Company or an Affiliate to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary.

(g) No Trust or Fund Created.  Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any participating Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any participating Affiliate pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Company or any participating Affiliate.

(h) No Fractional Units.  No fractional Units shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Units or whether such fractional Units or any rights thereto shall be canceled, terminated, or otherwise eliminated.

(i) Headings.  Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

(j) Facility Payment.  Any amounts payable hereunder to any person under legal disability or who, in the judgment of the Committee, is unable to properly manage his financial affairs, may be paid to the legal representative of such person, or may be applied for the benefit of such person in any manner which the Committee may select, and the Company shall be relieved of any further liability for payment of such amounts.

(k) Gender and Number.  Words in the masculine gender shall include the feminine gender, the plural shall include the singular and the singular shall include the plural.

(l) Compliance with Section 409A of the Code.  Nothing in the Plan or any Award Agreement shall operate or be construed to cause the Plan or an Award, to the extent subject to Section 409A, to fail to comply with the requirements of Section 409A of the Code. With respect to any Award that is subject to Section 409A of the Code, the applicable provisions of Section 409A the Code are hereby incorporated by reference and shall control over any provision of the Plan or any Award Agreement that is in conflict therewith. For purposes of such compliance, in the event that an Award that is subject to Section 409A of the Code is payable in connection with a Participant’s termination of service as an Employee or Director, such payments shall be made only in connection with a ‘separation from service’ within the meaning of Section 409A of the Code and the regulations thereunder (a “Separation from Service”) and the adjustment provisions of the Plan (including, without limitation, Sections 4(c),

6(f)(vii), and 7(c)) shall be applied in a manner consistent with the requirements of Section 409A. In addition, in the event that an Award that is intended to be exempt from Section 409A as a short term deferral provides for vesting in connection with termination of service as an Employee or Director, such vesting shall occur only at the time of the Employee’s or Director’s Separation from Service. Further, notwithstanding anything to the contrary in the Plan or any Award Agreement, with respect to any Award that is subject to Section 409A and that provides for vesting in connection with a Change in Control or a change in control of any Affiliate of the Company, the timing of payment of such award shall not be accelerated unless the event(s) constituting the Change of Control or the change of control of such Affiliate constitute a change of control event (as defined in Treasury regulation section 1.409A-3(i)(5)). Finally, notwithstanding anything to the contrary in this Plan, in the event an Award issued under the Plan is subject to Section 409A of the Code, if upon a Participant’s Separation from Service, the Participant is a ‘specified employee’ within the meaning of Section 409A of the Code, and the deferral of any amounts or benefits otherwise payable or to be provided under any Award made pursuant to this Plan as a result of the Participant’s Separation from Service is necessary in order to prevent any accelerated or additional tax to the Participant under Section 409A of the Code, then the Company will delay the payment of any such amounts or the provision of any such benefits hereunder until the earlier of (x) the date that is six (6) months following the date of the Participant’s Separation from Service and (y) the date of the Participant’s death following such Separation from Service. Upon the expiration of the applicable deferral period, any delayed amounts will be paid to the Participant in a single lump sum and any delayed benefits will be provided on such date.

SECTION 9. Term of the Plan.

The Plan shall become effective on the date of the initial public offering of Units and shall continue until the earlier of the date terminated by the Board or the Committee or the ~~10th~~15th anniversary of the date the Plan was first approved by the Unitholders or members of the Company. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted prior to such termination, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under such Award, shall extend beyond such termination date.

Effective as of ~~May 14, 2009~~ May 18, 2011.

Appendix B

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Total distributable cash flow per common unit (or its predecessor, distributable cash flow per common unit) has served as the financial objective under our MICP since the plan’s inception in 2005. We define total distributable cash flow as net income plus: (i) depreciation, amortization and impairment expense (including amortization expense relating to the option component of our risk management portfolio); (ii) cash distributions received from investments in unconsolidated affiliates and equity losses from such unconsolidated affiliates; (iii) provision for deferred income taxes; (iv) the subtraction of maintenance capital expenditures; (v) the subtraction of equity in earnings from unconsolidated affiliates and (vi) the addition of losses or subtraction of gains relating to other miscellaneous non-cash amounts affecting net income for the period, such as equity-based compensation, mark-to-market changes in derivative instruments, and our line fill contributions to third-party pipelines and gas imbalances. Maintenance capital expenditures are capital expenditures employed to replace partially or fully depreciated assets to maintain the existing operating capacity of our assets and to extend their useful lives, or other capital expenditures that are incurred in maintaining existing system volumes and related cash flows. We determined that total distributable cash flow is a better measure of the rate at which cash available for distribution is generated by our operations than its predecessor, distributable cash flow, which does not add back the amortization expense relating to the option component of our risk management portfolio.

Neither distributable cash flow nor total distributable cash flow should be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance presented in accordance with GAAP.

	Year Ended December 31,
	2010	2009	2008
		(In thousands)

Reconciliation of net income to distributable cash flow per unit and total distributable cash flow per unit(1)
Net (loss) income	$(8,681)	$23,158	$58,213
Add:
Depreciation, amortization and impairment(2)	62,572	57,539	53,154
Amortization of debt issue costs	3,755	3,955	4,467
Equity-based compensation	10,388	8,252	7,789
Distributions from unconsolidated affiliates	25,955	29,684	25,830
Unrealized loss (gain) associated with line fill contributions and gas imbalances	1,538	(2,145)	592
Unrealized (gain) loss on derivatives	(984)	(6,879)	12,751
Deferred taxes and other	(280)	271	1,927
Less:
Equity in loss (earnings) from unconsolidated affiliates	20,480	(4,600)	(6,889)
Maintenance capital expenditures	(9,563)	(9,728)	(11,769)

Distributable cash flow	105,180	99,507	146,065
Add:
Amortization of commodity derivative options	32,378	36,950	32,842

Total distributable cash flow	$137,558	$136,457	$178,907

Average common units outstanding(3)	59,177,121	55,386,741	50,139,813
Total distributable cash flow per unit	$2.29	$2.46	$3.57

(1)	The MICP financial objective for 2010 and 2009 was total distributable cash flow per unit and for 2008 was distributable cash flow per unit. Distributable cash flow per unit was $2.91 in 2008.

(2)	Includes activity related to discontinued operations of the crude oil pipeline and related assets discussed in Note 13, “Discontinued Operations” to our consolidated financial statements included in our Annual Report on Form 10-K for 2010.

(3)	Average total common units outstanding on the record date for cash distributions paid with respect to each of the four quarters in the years indicated.

B-1

0 PROXY COPANO ENERGY, L.L.C. PROXY FOR 2011 ANNUAL MEETING OF UNITHOLDERS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints R. Bruce Northcutt and T. William Porter, and each of them, with or without the other and with full power of substitution, as proxies to vote as specified on the reverse side hereof all units that the undersigned is entitled to vote at the 2011 Annual Meeting of Unitholders of Copano Energy, L.L.C. (the “Company”), to be held at 2777 Allen Parkway, The Riviana Banquet Room, Houston, Texas 77019, on Wednesday, May 18, 2011, at 9:00 a.m., Central Daylight Time, and all adjournments and postponements thereof. If no specification is made with regard to any proposal, such units will be voted in accordance with the recommendation of the Company’s Board of Directors. For other business that may properly come before the meeting, such units will be voted as determined by the above-named proxies in their discretion. (Continued and to be completed, dated and signed on the reverse side.) 14475

ANNUAL MEETING OF UNITHOLDERS OF COPANO ENERGY, L.L.C. May 18, 2011 PROXY VOTING INSTRUCTIONS INTERNET -Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card. TELEPHONE -Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card. Vote online/phone until 11:59 PM EST the day before the meeting. MAIL -Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON -You may vote your shares in person by attending the Annual Meeting. COMPANY NUMBER ACCOUNT NUMBER NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The notice of meeting, proxy statement and proxy card are available at www.cpnoproxy.com Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. 20830303030400000000 8 051811 PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 1. Election of Directors: (The Board recommends a vote FOR this proposal.) O James G. Crump ___________ O Ernie L. Danner ___________ O Scott A. Griffiths ___________ O Michael L. Johnson ___________ O Michael G. MacDougall ___________ O R. Bruce Northcutt ___________ O T. William Porter ___________ O William L. Thacker ___________ FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions) NOMINEES: Cumulated Votes (see instructions) To withhold authority to vote for any individual nominee(s): Mark “FOR ALL EXCEPT” and fill in the circle next to each nominee for whom you wish to withhold authority, as shown here: INSTRUCTIONS: To cumulate your votes for one or more of the above nominees: Write the number of cumulated votes you wish to allocate to each such nominee in the space to the right of his name. If you are cumulating your votes for a nominee, do not mark the circle next to the nominee’s name. Please see the proxy statement for instructions regarding cumulative voting. If you wish to cumulate your votes, you must vote using the proxy card rather than by telephone or the Internet. 2. 4. 5. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Unitholder Date: FOR AGAINST ABSTAIN Ratification of Deloitte & Touche LLP as our independent registered public accounting firm for 2011. (The Board recommends a vote FOR this proposal.) FOR AGAINST ABSTAIN 3A. Approval of an amendment to our Long-Term Incentive Plan to increase the number of common units from 5,000,000 to 6,200,000. (The Board recommends a vote FOR this proposal.) FOR AGAINST ABSTAIN 3B. Approval of an amendment to our Long-Term Incentive Plan to extend the term of the plan from November 15, 2014 to November 15, 2019. (The Board recommends a vote FOR this proposal.) FOR AGAINST ABSTAIN Advisory vote on the compensation philosophy, policies and procedures and the executive compensation disclosed in this proxy statement. (The Board recommends a vote FOR this proposal.) 3 years 2 years 1 year ABSTAIN Advisory vote on the frequency of the advisory vote on Executive Compensation. (The Board recommends a vote for unitholder approval every 3 years.) If no choice is specified, this Proxy will be voted as recommended by the Board of Directors. ELECTRONIC ACCESS TO FUTURE DOCUMENTS If you would like to receive future unitholder communications over the Internet exclusively, and no longer receive any material by mail please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address. If no choice is specified, this Proxy will be voted as recommended by the Board of Directors. Signature of Unitholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.